Exhibit 99.1

PART II

ITEM 6. SELECTED FINANCIAL DATA.

The following table sets forth selected consolidated financial data for Inergy Holdings, L.P., in each case for the periods and as of the dates indicated. The selected historical consolidated financial data as of and for the years ended September 30, 2009, 2008, 2007, 2006 and 2005 are derived from our audited financial statements. These financial statements include the results of operations of Inergy’s acquisitions from the effective date of the respective acquisitions.

We have no separate operating activities apart from those conducted by Inergy, and our cash flows consist of distributions from Inergy on the partnership interests we own. Accordingly, the selected historical consolidated financial date set forth in the following table primarily reflects the operating activities and results of operations of Inergy. Since we control the managing general partner of Inergy, we reflect our ownership interest in Inergy on a consolidated basis, which means that our financial results are combined with Inergy’s financial results and the results of our other subsidiaries. The interest owned by non-controlling partners in Inergy is reflected as a liability on our balance sheet and the non-controlling partner’s share of income for Inergy is reflected as an expense in our results of operations.

We derived the data in the following table from, and it should be read together with and is qualified in its entirety by reference to, the historical consolidated financial statements and the accompanying notes included in this report. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under Item 7.

	Years Ended September 30,
	2009	2008	2007	2006	2005
	(in millions, except per unit data)
Statement of Operations Data:
Revenues	$1,570.6	$1,878.9	$1,483.1	$1,390.2	$1,051.9
Cost of product sold (excluding depreciation and amortization as shown below)	996.9	1,376.7	1,026.1	993.3	726.2

Gross profit	573.7	502.2	457.0	396.9	325.7
Expenses:
Operating and administrative	280.5	266.6	248.6	246.6	195.6
Depreciation and amortization	115.8	98.0	83.4	76.8	50.4
Loss on disposal of assets	5.2	11.5	8.0	11.5	0.7

Operating income	172.2	126.1	117.0	62.0	79.0
Other income (expense):
Interest expense, net	(70.5)	(62.6)	(54.4)	(55.8)	(36.1)
Interest expense related to write-off of deferred financing costs	—	—	—	—	(7.6	)(b)
Other income	0.1	1.0	1.9	0.8	0.3

Income before gain on issuance of units in Inergy, L.P. and income taxes	101.8	64.5	64.5	7.0	35.6
Gain on issuance of units in Inergy, L.P. (Note 10)	8.0	—	80.6	—	—
Provision for income taxes	(1.7)	(1.4)	(6.5)	(0.6)	(0.5)

Net income	108.1	63.1	138.6	6.4	35.1
Net income attributable to non-controlling partners in Inergy, L.P.’s net income (loss)	49.6	26.2	36.0	(8.0)	26.8
Net income attributable to non-controlling partners in ASC’s consolidated net income	1.4	1.4	—	—	—

Net income	$57.1	$35.5	$102.6	$14.4	$8.3

Net income per limited partner unit:
Basic	$0.94	$0.59	$1.71	$0.24	$0.16	(c)
Diluted	$0.93	$0.58	$1.69	$0.24	$0.16	(c)
Weighted average limited partners’ units outstanding (in thousands):
Basic	60,752	60,633	60,011	60,000	51,420	(c)
Diluted	61,103	61,266	60,774	60,500	51,558	(c)

Cash distributions paid per unit	$0.95	$0.76	$0.59	$0.41	$0.01

Balance Sheet Data (end of period):
Total assets (d)	$2,154.1	$2,098.5	$1,741.9	$1,614.7	$1,493.7
Total debt, including current portion	1,124.8	1,139.2	742.2	690.0	587.8
Inergy Holdings, L.P. partners’ capital (deficiency) (a)	40.5	36.9	50.9	(18.7)	(6.7)

Other Financial Data:
Net cash provided by operating activities	237.2	180.2	163.5	99.9	84.1
Net cash used in investing activities	(230.6)	(386.7)	(187.8)	(210.9)	(840.7)
Net cash provided by (used in) financing activities	(12.3)	216.0	20.1	113.5	763.8

(a)	We were formed as a Delaware limited liability company in November 1996. On April 28, 2005, Inergy Holdings, LLC converted from a Delaware limited liability company into a Delaware limited partnership and changed its name to Inergy Holdings, L.P.
(b)	Reflects amounts recognized as expense in the year ended September 30, 2005, incurred in connection with the retirement of Inergy’s 364-day credit facility used to fund a portion of the Star Gas Propane Acquisition, and deferred financing costs written off with the retirement of Inergy’s previous credit facility.
(c)	On April 28, 2005, the Company converted from a Delaware limited liability company to a Delaware limited partnership. The net income (loss) per limited partner unit and units outstanding gives effect to the Company’s reorganization as a limited partnership as if it occurred at the beginning of the period presented.
(d)	These amounts differ from those previously presented as a result of our adoption of FASB Accounting Standards Codification Subtopic 210-20 (“210-20”), on October 1, 2008. In conjunction with the adoption of this standard, we elected to change our accounting policy for derivative instruments executed with the same counterparty under a master netting agreement. This change in accounting policy has been presented retroactively.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Forward-Looking Statements

This report, including information included or incorporated by reference in this report, contains forward-looking statements concerning the financial condition, results of operations, plans, objectives, future performance and business of our company and its subsidiaries. These forward-looking statements include:

•

statements that are not historical in nature, but not limited to, our belief that our acquisition expertise should allow us to continue to grow through acquisitions; our belief that we will have adequate propane supply to support our retail operations; and our belief that our diversification of suppliers will enable us to meet supply needs; and

•

statements preceded by, followed by or that contain forward-looking terminology including the words “believe,” “expect,” “may,” “will,” “should,” “could,” “anticipate,” “estimate,” “intend” or similar expressions.

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	weather conditions;

•	price and availability of propane, and the capacity to transport to market areas;

•	the ability to pass the wholesale cost of propane through to our customers;

•	costs or difficulties related to the integration of the business of our company and its acquisition targets may be greater than expected;

•	governmental legislation and regulations;

•	local economic conditions;

•	the demand for high deliverability natural gas storage capacity in the Northeast;

•	the availability of natural gas and the price of natural gas to the consumer compared to the price of alternative and competing fuels;

•	Inergy’s ability to successfully implement its business plan for its natural gas storage facilities;

•	labor relations;

•	environmental claims;

•	competition from the same and alternative energy sources;

•	operating hazards and other risks incidental to transporting, storing and distributing propane;

•	energy efficiency and technology trends;

•	interest rates;

•	the price and availability of debt and equity financing; and

•	large customer defaults.

We have described under “Factors That May Affect Future Results of Operations, Financial Condition or Business” additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speaks only as of the date it was made.

General

Our cash-generating assets consist of our partnership interests, including incentive distribution rights, in Inergy, L.P. Our primary objective is to increase distributable cash flow to our unitholders through our ownership of partnership interests in Inergy. Our incentive distribution rights entitle us to receive an increasing percentage of total cash distributions made by Inergy as it reaches certain target distribution levels and have resulted in significantly increasing cash distributions to us.

Inergy is a publicly traded Delaware limited partnership formed to own and operate a growing retail and wholesale propane supply, marketing and distribution business. Inergy also owns and operates a growing midstream business that includes three natural gas storage facilities (“Stagecoach”, “Steuben” and “Thomas Corners”), a liquefied petroleum gas (“LPG”) storage facility (“Bath”), a natural gas liquids (“NGL”) business and a solution-mining and salt production company (“US Salt”). Inergy further intends to pursue its growth objectives in the propane business through, among other things, future acquisitions. Inergy’s acquisition strategy focuses on propane companies that meet its acquisition criteria, including targeting acquisition prospects that maintain a high percentage of retail sales to residential customers, operating in attractive markets and focusing its operations under established and locally recognized trade names. Inergy’s midstream growth objectives focus both on organically expanding its existing assets and acquiring future operations that leverage its existing operating platform, produce predominantly fee-based cash flow characteristics and have future organic or commercial expansion characteristics.

Both of Inergy’s operating segments, propane and midstream, are supported by business development personnel groups employed by the Partnership. These groups’ daily responsibilities include research, sourcing, financial analysis and due diligence of potential acquisition targets and organic growth opportunities. These employees work closely with the operators of both of Inergy’s segments in the course of their work to ensure the appropriate growth opportunities are pursued. During fiscal 2009, they evaluated approximately 100 potential acquisitions.

Inergy has grown primarily through acquisitions. Since the inception of Inergy’s predecessor in November 1996 through September 30, 2009, Inergy has acquired 78 propane companies and 6 midstream businesses, for an aggregate purchase price of approximately $1.8 billion, including working capital, assumed liabilities and acquisition costs.

In October 2008, Inergy acquired the assets of the Blu-Gas group of companies (“Blu-Gas”), in April 2009, it acquired the assets of Newton’s Gas Service, Inc. (“Newton’s Gas”) and on June 30, 2009, it acquired the assets of F.G. White Company, Inc. (“F.G. White”). The aggregate purchase price of these acquisitions, net of cash acquired, was $11.8 million. The purchase price allocation for these acquisitions has been prepared on a preliminary basis pending final asset valuation and asset rationalization, and changes are expected when additional information becomes available. Changes to final asset valuation of prior fiscal year acquisitions have been included in our consolidated financial statements but are not material.

For the fiscal year ended September 30, 2009, Inergy sold 310.0 million gallons of propane to retail customers and sold 380.6 million gallons of propane to wholesale customers.

Our aggregate partnership interests in Inergy as of September 30, 2009, consist of the following:

•

a 100% ownership interest in each of the managing general partner of Inergy, which manages Inergy’s business and affairs, and the non-managing general partner of Inergy, which owns an approximate 0.8% general partner interest in Inergy;

•	4,706,689 Inergy common units, representing an aggregate limited partner interest in Inergy of approximately 7.8%; and

•

all of the incentive distribution rights in Inergy which entitle us to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by Inergy as certain target distribution levels are reached in excess of $0.33 per Inergy unit in any quarter.

Since we control the managing general partner of Inergy, we reflect our ownership interest in Inergy on a consolidated basis, which means that our financial results are combined with Inergy’s financial results and the results of our other subsidiaries. The limited partner interests in Inergy not owned by affiliates of the managing general partner are reflected as an expense in our results of operations. We have no separate operating activities apart from those conducted by Inergy, and our cash flows consist of distributions from Inergy on the partnership interests we own. Our consolidated results of operations principally reflect the results of operations of Inergy, and also include our gains on the issuance of Inergy common units, provision for income taxes and interest of non-controlling partners in Inergy’s net (income) loss. Accordingly, the discussion of our financial position and results of operations in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflects the operating activities and results of operations of Inergy.

The retail propane distribution business is largely seasonal due to propane’s primary use as a heating source in residential and commercial buildings. As a result, cash flows from operations are generally highest from November through April when customers pay for propane purchased during the six-month peak heating season of October through March.

Because a substantial portion of Inergy’s propane is used in the weather-sensitive residential markets, the temperatures realized in its areas of operations, particularly during the six-month peak heating season, have a significant effect on Inergy’s financial performance. In any given area, warmer-than-normal temperatures will tend to result in reduced propane use, while sustained colder-than-normal temperatures will tend to result in greater propane use. Therefore, Inergy uses information on normal temperatures in understanding how historical results of operations are affected by temperatures that are colder or warmer than normal and in preparing forecasts of future operations, which are based on the assumption that normal weather will prevail in each of its operating regions. “Heating degree days” are a general indicator of how weather impacts propane usage and are calculated for any given period by adding the difference between 65 degrees and the average temperature of each day in the period (if less than 65 degrees). While a substantial portion of Inergy’s propane is used by its customers for heating needs, its propane operations are geographically diversified and not all of Inergy’s propane sales are weather sensitive. Together, these factors may make it difficult to draw definitive conclusions as to the correlation of Inergy’s gallon sales to weather calculations comparing weather in a year to normal or to the prior year.

In determining actual and normal weather for a given period of time, Inergy compares the actual number of heating degree days for such period to the average number of heating degree days for a longer, historical time period assumed to more accurately reflect the average normal weather, in each case as such information is published by the National Oceanic and Atmospheric Administration, for each measuring point in each of its regions. When Inergy discusses “normal” weather in its results of operations presented below, Inergy is referring to a 30-year average consisting of the years 1979 through 2009. Inergy then calculates weighted averages, based on retail volumes attributable to each measuring point, of actual and normal heating degree days within each region. Based on this information, Inergy calculates a ratio of actual heating degree days to normal heating degree days, first on a regional basis consistent with our operational structure and then on a partnership-wide basis.

The retail propane business is a “margin-based” business where the level of profitability is largely dependent on the difference between sales prices and product costs. Propane prices have continued to be volatile during 2009. At the main pricing hub of Mount Belvieu Texas during the fiscal year ended September 30, 2009, propane prices ranged from a low of $0.53 per gallon to a high of $1.41 per gallon and a price of $0.94 per gallon at September 30, 2009. Inergy’s ability to pass on price increases to its customers and its hedging program limits the impact that such volatility has had on its results from operations. In the future, Inergy will continue to hedge virtually 100% of its exposure from fixed price sales. While Inergy has historically been successful in passing on any price increases to its customers, there can be no guarantees that this trend will continue in the future. In periods of increasing costs, Inergy has experienced a decline in its gross profit as a percentage of revenues. In addition, during those periods Inergy has historically experienced conservation of propane gallons used by its customers which has resulted in a decline in gross profit. In periods of decreasing costs, Inergy has experienced an increase in its gross profit as a percentage of revenues. There is no assurance that because propane prices decline customers will use more propane and thus historical gallon sales declines Inergy has attributed to customer conservation will reverse. The prices of crude oil and natural gas had maintained historically high costs in calendar year 2007 and 2008 before falling in late 2008 and somewhat leveling off in early 2009 and, since propane is a by-product of these commodities, it too has been at historically high levels over this same time frame. As such, Inergy’s selling prices of propane have been at higher levels in order to attempt to maintain its historical gross margin per gallon. Inergy does not attempt to predict or control the underlying commodity prices; however, Inergy monitors these prices daily and adjusts its operations and retail prices to maintain expected margins by passing on the wholesale costs to end users of its product. Inergy believes that volatility in commodity prices will continue, and its ability to adjust to and manage its operations in response to this volatility may impact its operations and financial results.

Inergy believes that the economic downturn that began in the second half of 2008 has caused certain of its retail propane customers to conserve and thereby purchase less propane. This trend is expected to continue throughout the life of the economic downturn. In addition, although Inergy believes the economic downturn has not currently had a material impact on its cash collections, it is possible that a prolonged economic downturn could have a negative impact on its future cash collections.

Inergy believes its wholesale supply, marketing and distribution business complements its retail distribution business. Through Inergy’s wholesale operations, it distributes propane and also offers price risk management services to propane retailers, resellers and other related businesses as well as energy marketers and dealers, through a variety of financial and other instruments, including:

•	forward contracts involving the physical delivery of propane;

•	swap agreements which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for propane; and

•	options, futures contracts on the New York Mercantile Exchange and other contractual arrangements.

Inergy engages in derivative transactions to reduce the effect of price volatility on its product costs and to help ensure the availability of propane during periods of short supply. Inergy attempts to balance its contractual portfolio by purchasing volumes only when it has a matching purchase commitment from its wholesale customers. However, Inergy may experience net unbalanced positions from time to time.

Inergy’s midstream operations primarily include the storage, processing, fractionation and sale of natural gas and NGLs and, to a lesser extent, the wholesale distribution of salt from solution mining operations of US Salt, which was acquired in August 2008. The cash flows from these operations are predominantly fee-based under one to ten year contracts with substantial, creditworthy counterparties and, therefore, are generally economically stable and not significantly affected in the short term by changing commodity prices, seasonality or weather fluctuations.

Inergy believes its midstream operations could be negatively affected in the long term by sustained downturns or sluggishness in the economy, which could affect long-term demand and market prices for natural gas and NGLs, all of which are beyond Inergy’s control and could impair its ability to meet its long-term goals. However, Inergy also believes that the predominantly contractual fee-based nature of its midstream operations may serve to mitigate this potential risk.

The majority of Inergy’s operating cash flows in its midstream operations are generated by its natural gas storage operations. Most of Inergy’s natural gas storage revenues are based on regulated market-based tariff rates, which are driven in large part by competition and demand for its storage capacity and deliverability. Demand for storage in Inergy’s key midstream market in the northeastern United States is projected to continue to be strong, driven by a shortage in storage capacity and a higher than average annual growth in natural gas demand. This demand growth is primarily driven by the natural gas-fired electric generation sector. The natural gas industry is currently experiencing a significant shift in the sources of supply, and this dramatic change could affect Inergy’s operations. Traditionally, supply to Inergy’s markets has come from the Gulf Coast region, onshore and offshore, as well as from Canada. The national supply profile is shifting to new sources of natural gas from basins in the Rockies, Mid-Continent, Appalachia and East Texas. In addition, the natural gas supply outlook includes new LNG regasification facilities under various stages of development in multiple locations. LNG can be a new source of potential supply, but the timing and extent of incremental supply ultimately realized from LNG is yet to be determined and, at present, LNG remains a small percentage of the overall supply to the markets Inergy serves. These supply shifts and other changes to the natural gas market may have an impact on Inergy’s storage operations and its development plans in the northeastern United States and may ultimately drive the need for more domestic capacity for natural gas storage. Currently, Inergy has committed to capital expansion projects at its Finger Lakes LPG storage expansion. The Finger Lakes LPG storage expansion project relates to the development of certain caverns acquired in the acquisition of US Salt in August 2008. The solution mining process creates caverns that can be developed into LPG or Natural Gas storage after the salt has been extracted. The Finger Lakes LPG expansion project is expected to convert certain of the caverns at US Salt into LPG storage with a capacity of up to 5 million barrels. This project is expected to be completed in spring 2010.

As Inergy executes on its strategic objectives, capital expansion projects will continue to be an important part of its growth plan. Inergy has committed capital and investment expenditures at September 30, 2009, of $10.4 million in its midstream operations. These capital requirements, along with the refinancings of normal maturities of existing debt, will require Inergy to continue long-term borrowings. An inability to access capital at competitive rates could adversely affect Inergy’s ability to implement its strategy. Market disruptions or a downgrade in Inergy’s credit ratings may increase the cost of borrowing or adversely affect its ability to access one or more sources of liquidity. During the past several years, capital expansion projects have been exposed to cost pressures associated with the availability of skilled labor and the pricing of materials. Although certain costs have begun to decrease, there will be continual focus on project management activities to address these pressures as Inergy moves forward with planned expansion opportunities. Significant cost increases could negatively affect the returns ultimately earned on current and future expansions.

Inergy’s midstream operations in the United States are subject to regulations at the federal and state level. Regulations applicable to the gas storage industry have a significant effect on the nature of Inergy’s midstream operations and the manner in which they operate. Changes to regulations are ongoing and Inergy cannot predict the future course of changes in the regulatory environment or the ultimate effect that any future changes will have on its midstream operations.

Results of Operations

The results of operations discussed below principally reflect the activities of Inergy. Because our financial statements represent the consolidated results of Inergy, our financial statements are substantially similar to Inergy’s. The primary differences in our financial statements include the following amounts in the income statement:

•

Our recognition of gain on issuance of units in Inergy. In accordance with FASB Accounting Standards Codification Subtopic 505-10 (originally issued as Staff Accounting Bulletin No. 51 “Accounting for Sales of Stock by a Subsidiary”), in certain circumstances, we can recognize an increase in the value of our investment in Inergy when Inergy issues additional common units to third parties at a unit price that exceeds the current carrying value of our investment in Inergy common units. This gain recognition, however, is not permitted if Inergy sells a class of equity securities that has distribution rights over any other class of equity interests. Since Inergy had both subordinated and special units, we could not recognize the gains until these units converted to common units, and as such, we had previously reflected these deferred gains from issuance of Inergy common units as a minority interest in our financial statements. As of April 25, 2007, all subordinated and special units had converted to common units, resulting in our recognition of all previously deferred gains during the quarter ended June 30, 2007. This gain is now recognized as income in the period in which the sale to third parties occurs. Historically, Inergy has grown through acquisitions funded in part through the issuance of equity. In accordance with the adoption of ASC 810-10, gains on issuance of units in Inergy will no longer be recognized on a prospective basis.

•	Provision for Income Taxes. Our provision for income taxes is primarily related to cash flows received by IPCH Acquisition Corp., a wholly owned subsidiary of the Company.

•

Interest of Non-Controlling Partners in Inergy’s Net (Income) Loss. We adjust our net income by excluding the earnings allocated to Inergy limited partner units that are not directly or indirectly owned by us. At September 30, 2009, we owned an approximate 7.8% limited partner interest in Inergy together with a 0.8% non-managing general partner interest; and the non-affiliated unitholders owned a 91.4% limited partner interest in Inergy.

Fiscal Year Ended September 30, 2009 Compared to Fiscal Year Ended September 30, 2008

The following table summarizes the consolidated income statement components for the fiscal years ended September 30, 2009 and 2008, respectively (in millions):

	Year Ended September 30,		Change
	2009	2008	In Dollars	Percentage
Revenue	$1,570.6	$1,878.9	$(308.3)	(16.4)%
Cost of product sold	996.9	1,376.7	(379.8)	(27.6)

Gross profit	573.7	502.2	71.5	14.2
Operating and administrative expenses	280.5	266.6	13.9	5.2
Depreciation and amortization	115.8	98.0	17.8	18.2
Loss on disposal of assets	5.2	11.5	(6.3)	(54.8)

Operating income	172.2	126.1	46.1	36.6
Interest expense, net	(70.5)	(62.6)	(7.9)	(12.6)
Other income	0.1	1.0	(0.9)	(90.0)

Income before gain on issuance of units in Inergy and income taxes	101.8	64.5	37.3	57.8
Gain on issuance of units in Inergy	8.0	—	8.0	*
Provision for income taxes	(1.7)	(1.4)	(0.3)	(21.4)

Net income	108.1	63.1	45.0	71.3
Net income attributable to non-controlling partners in Inergy’s net income	49.6	26.2	23.4	89.3
Net income attributable to non-controlling partners in ASC’s consolidated net income	1.4	1.4	—	—

Net income attributable to partners	$57.1	$35.5	$21.6	60.8%

*	not meaningful

The following table summarizes revenues, including associated volume of gallons sold, for the years ended September 30, 2009 and 2008, respectively (in millions):

	Revenues				Gallons
	Year Ended September 30,		Change		Year Ended September 30,		Change
	2009	2008	In Dollars	Percent	2009	2008	In Units	Percent
Retail propane	$736.7	$840.7	$(104.0)	(12.4)%	310.0	331.9	(21.9)	(6.6)%
Wholesale propane	387.7	546.1	(158.4)	(29.0)	380.6	358.5	22.1	6.2
Other retail	209.2	223.0	(13.8)	(6.2)	—	—	—	—
Storage, fractionation and other midstream	237.0	269.1	(32.1)	(11.9)	—	—	—	—

Total	$1,570.6	$1,878.9	$(308.3)	(16.4)%	690.6	690.4	0.2	—%

Volume. During fiscal 2009, we sold 310.0 million retail gallons of propane, a decrease of 21.9 million gallons or 6.6% from the 331.9 million retail gallons of propane sold during fiscal 2008. Gallons sold during fiscal 2009 declined compared to fiscal 2008 as a result of lower volumes sold at our existing locations of 35.1 million gallons partially offset by a 13.2 million gallon increase from acquisition-related volume. Although the weather in our areas of operations was 7% colder than the prior year period when compared to our calculations using degree day data provided by NOAA, the increase in gallon sales associated with this colder weather was more than offset by (1) continued customer conservation, which we believe resulted primarily from the lingering effects of the higher cost of propane that existed at the end of our fiscal year 2008, as well as the overall weak United States economic environment, and (2) volume declines from net customer losses during the periods of high propane costs, including low margin and less profitable customers.

Wholesale gallons delivered increased 22.1 million gallons, or 6.2%, to 380.6 million gallons in fiscal 2009 from 358.5 million gallons in fiscal 2008. The increase was due primarily to greater volumes sold to existing customers and addition of new customers.

The total natural gas liquid gallons sold or processed by our West Coast NGL operations increased 10.8 million gallons, or 4.2%, to 269.9 million gallons in fiscal 2009 from 259.1 million gallons in fiscal 2008. This increase was primarily attributable to renewal of certain customer contracts and the addition of new contracts.

During fiscal 2009 and 2008, our Northeast natural gas and LPG storage facilities were 100% contracted.

Revenues. Revenues in fiscal 2009 were $1,570.6 million, a decrease of $308.3 million, or 16.4% from $1,878.9 million in fiscal 2008.

Revenues from retail propane sales were $736.7 million for the year ended September 30, 2009, a decrease of $104.0 million, or 12.4%, compared to $840.7 million for the year ended September 30, 2008. This decrease resulted primarily from a combination of a lower overall average selling price of propane due to a reduction in the wholesale cost of propane and a decline in gallons sold to existing customers as described above, which together contributed to a $136.3 million revenue decline, partially offset by acquisition-related sales, which resulted in higher revenues of $32.3 million.

Revenues from wholesale propane sales were $387.7 million in fiscal 2009, a decrease of $158.4 million or 29.0%, from $546.1 million in fiscal 2008. This decrease resulted primarily from the lower average selling price of propane, which contributed $192.0 million to the decrease in revenues. The lower selling price for our wholesale propane sales in fiscal 2009 compared to fiscal 2008 was the result of the lower cost of propane. This decrease was partially offset by increases in volume sold to existing and new customers.

Revenues from other retail sales, which primarily include distillates, service, rental, appliance sales and transportation services, were $209.2 million in fiscal 2009, a decrease of $13.8 million, or 6.2% from $223.0 million in fiscal 2008. Revenues from other retail sales decreased $56.0 million due to lower distillate sales from existing locations and a decline in other revenues of $5.9 million, partially offset by higher revenues of $48.1 million attributable to acquisitions. The decrease in distillate revenues at existing locations was the result of lower volume sold coupled with a decline in the comparable average selling price of the distillates resulting from a lower wholesale cost.

Revenues from storage, fractionation and other midstream activities were $237.0 million in fiscal 2009, a decrease of $32.1 million or 11.9% from $269.1 million in fiscal 2008. Revenues from our West Coast NGL operations decreased $81.3 million primarily as a result of decreases in commodity cost and expected changes in the variety of natural gas liquid products sold. Partially offsetting this decrease was a $44.2 million increase due to the acquisition of US Salt. In addition, revenues at our Bath LPG Storage Facility and Stagecoach Storage Facility increased due to an increase in contractual rates and the commencement of operations on the Stagecoach North Lateral connecting to Millennium Pipeline in December 2008.

Cost of Product Sold. Cost of product sold for fiscal 2009 was $996.9 million, a decrease of $379.8 million, or 27.6%, from $1,376.7 million in fiscal 2008.

Retail propane cost of product sold was $373.6 million for the year ended September 30, 2009, compared to $527.9 million for the year ended September 30, 2008. This $154.3 million, or 29.2%, decrease in retail propane cost of product sold was driven by an approximate 25% decline in the average per gallon cost of propane along with lower volume sales at our existing locations as discussed above, which together reduced costs $169.7 million. These factors were partially offset by a $14.1 million increase in the cost of product sold associated with acquisition-related volume and a $1.3 million increase in cost of product sold related to changes in non-cash charges on derivative contracts associated with retail propane fixed price sales contracts.

Wholesale propane cost of product sold in fiscal 2009 was $363.8 million, a decrease of $161.3 million or 30.7%, from wholesale cost of product sold of $525.1 million in fiscal 2008. These lower costs were primarily a result of a $193.6 million decrease due to the lower average cost of propane. This decrease was partially offset by increases in volume sold to existing and new customers.

Other retail cost of product sold was $124.8 million for the year ended September 30, 2009, compared to $146.6 million for the year ended September 30, 2008. This $21.8 million, or 14.9%, decrease was primarily due to a $57.1 million reduction in cost of product sold related to distillate sales at existing locations due to both declines in volumes sold and the average cost of product. Also contributing to the decline in other retail cost of product sold was a reduction in costs related to other products and services of $1.9 million. These factors were partially offset by higher costs associated with acquisitions of $37.2 million.

Storage, fractionation and other midstream cost of product sold was $134.7 million, a decrease of $42.4 million, or 23.9%, from $177.1 million in fiscal 2008. Costs from our West Coast NGL operations were $76.0 million lower primarily as a result of decreases in commodity cost and expected changes in the variety of natural gas liquid products sold. Partially offsetting this decrease was a $28.2 million increase in cost due to the acquisition of US Salt.

Our retail and wholesale cost of product sold consists primarily of tangible products sold including all propane, distillates and other natural gas liquids sold and all propane-related appliances sold. Other costs incurred in conjunction with the distribution of these products are included in operating and administrative expenses and consist primarily of wages to delivery personnel, delivery vehicle costs consisting of fuel costs, repair and maintenance and lease expense. Costs associated with delivery vehicles amounted to $62.0 million and $67.0 million for fiscal 2009 and 2008, respectively. In addition, the depreciation expense associated with the delivery vehicles and customer tanks is reported within depreciation and amortization expense and amounted to $33.0 million in fiscal 2009 and 2008. Since we include these costs in our operating and administrative expense and depreciation and amortization expense rather than in cost of product sold, our results may not be comparable to other entities in our lines of business if they include these costs in cost of product sold.

Our storage, fractionation and other midstream cost of product sold consists primarily of commodity and transportation costs. Other costs incurred in conjunction with these services are included in operating and administrative expense and depreciation and amortization expense and consist primarily of depreciation, vehicle costs consisting of fuel costs and repair and maintenance and wages. Depreciation expense for storage, fractionation and other midstream amounted to $36.9 million and $27.7 million for fiscal 2009 and 2008, respectively. Vehicle costs combined with wages for personnel directly involved in providing midstream services amounted to $2.7 million and $3.3 million for fiscal 2009 and 2008, respectively. Since we include these costs in our operating and administrative expense and depreciation and amortization expense rather than in cost of product sold, our results may not be comparable to other entities in our lines of business if they include these costs in cost of product sold.

Gross Profit. Gross profit for fiscal 2009 was $573.7 million, an increase of $71.5 million, or 14.2%, from $502.2 million during fiscal 2008.

Retail propane gross profit was $363.1 million in fiscal 2009, an increase of $50.3 million, or 16.1%, compared to $312.8 million in fiscal 2008. This increase in retail propane gross profit was mostly attributable to a higher cash margin per gallon, which contributed an increase to gross profit of $66.5 million, and an increase of $18.2 million associated with acquisitions, partially offset by a $33.1 million decline in gross profit resulting from lower retail gallon sales at existing locations as discussed above and a $1.3 million decline related to changes in non-cash charges on derivative contracts associated with retail propane fixed price sales contracts. The increase in cash margin per gallon was primarily the result of our selling price of propane declining at a slower rate in certain markets than the underlying cost of propane declined.

Wholesale propane gross profit was $23.9 million in fiscal 2009 compared to $21.0 million in fiscal 2008, an increase of $2.9 million or 13.8%. This increase was primarily the result of both increased volumes sold and higher margins that we were able to attain in certain regions where supply disruption occurred in 2009.

Other retail gross profit was $84.4 million for the year ended September 30, 2009, compared to $76.4 million for the year ended September 30, 2008. This $8.0 million, or 10.5%, increase was due primarily to a $10.9 million increase from acquisitions and a $1.1 million increase in distillate gross profit, partially offset by a $4.0 million decline in gross profit for other products and services.

Storage, fractionation and other midstream gross profit was $102.3 million in fiscal 2009 compared to $92.0 million in fiscal 2008, an increase of $10.3 million, or 11.2%. Approximately $16.0 million of this increase was due to the acquisition of US Salt, which was partially offset by a decrease in gross profit from our West Coast NGL operations. The decrease in West Coast gross profit is partially attributable to losses taken on certain commodity contracts due to a brief delay in our butane isomerization unit being placed in service. The aforementioned isomerization unit was placed in service in July 2009. The decrease is also attributable to the non-renewal of certain customer contracts.

Operating and Administrative Expenses. Operating and administrative expenses were $280.5 million in fiscal 2009 compared to $266.6 million in fiscal 2008. This $13.9 million, or 5.2%, increase in operating expenses was due primarily to acquisitions and incentive compensation, which increased $16.1 million and $8.5 million, respectively. Offsetting these increases were lower operating expenses from existing operations of $10.7 million comprised predominantly of lower salaries, vehicle expenses and other operating expenses.

Depreciation and Amortization. Depreciation and amortization increased to $115.8 million in fiscal 2009 from $98.0 million in fiscal 2008. This $17.8 million, or 18.2%, increase was primarily the result of acquisitions and completed expansion projects being placed into service in our midstream segment.

Loss on Disposal of Assets. Loss on disposal of assets decreased $6.3 million, or 54.8%, to $5.2 million in fiscal 2009 compared to $11.5 million in fiscal 2008. The losses recognized in fiscal 2009 and 2008 include losses of $4.9 million and $11.5 million, respectively, related to assets held for sale, which have been written down to their estimated selling price. In addition, we had other losses in fiscal 2009 of $0.3 million. These assets, both those sold and those held for sale, consist primarily of vehicles, tanks and real estate deemed to be excess, redundant or underperforming assets. In fiscal 2009 and 2008, these assets were identified primarily as a result of losses due to disconnecting customer installations of unprofitable accounts due to low margins, poor payment history or low volume usage.

Interest Expense. Interest expense increased to $70.5 million in fiscal 2009 compared to $62.6 million in fiscal 2008. This $7.9 million, or 12.6%, increase was due to a $219.8 million increase in average debt outstanding associated with acquisitions and capital improvement projects, partially offset by lower average interest rates associated with our floating rate debt and benefits from our interest rate swap agreements. Additionally, during fiscal 2009 and 2008, we capitalized $14.8 million and $5.5 million, respectively, of interest related to certain capital improvement in our midstream segment as further described below in the “Liquidity and Sources of Capital – Capital Resource Activities” section.

Gain on Issuance of Units in Inergy. We recorded a gain of $8.0 million in fiscal 2009, whereas no gain was recorded in fiscal 2008. This increase was primarily attributable to Inergy’s 4,000,000 common unit issuance in March 2009 and its 3,500,000 common unit issuance in August 2009.

Provision for Income Taxes. The provision for income taxes for fiscal 2009 was $1.7 million compared to $1.4 million for fiscal 2008. This $0.3 million, or 21.4%, increase was due primarily to higher income earned by IPCHA. The provision for income taxes of $1.7 million in fiscal 2009 was composed of $1.3 million of current income tax expense together with $0.4 million of deferred income tax expense.

Interest of Non-controlling Partners in Inergy’s Net Income. We recorded an expense of $49.6 million in fiscal 2009, as compared to an expense of $26.2 million in fiscal 2008 associated with the interests of non-controlling partners in Inergy. The $23.4 million, or 89.3%, change resulted primarily from a $36.3 million increase in Inergy’s net income, which had the effect of increasing the interest of non-controlling partners in Inergy’s net income. Also contributing to the change was a $10.7 million increase in incentive distribution rights received by the Company from Inergy, to which the non-controlling partners are not entitled.

Interest of non-controlling partners in ASC’s consolidated net income. Inergy acquired a majority interest in the operations of Steuben when it acquired 100% of the membership interest in ASC in October 2007. ASC holds a majority interest in the operations of Steuben.

Net Income Attributable to Partners. Net income was $57.1 million for fiscal 2009 compared to net income of $35.5 million for fiscal 2008. The $21.6 million, or 60.8%, increase in net income was primarily attributable to the higher net income at Inergy in fiscal 2009 and the increase in the gain on issuance of units in Inergy, partially offset by the increase in expense related to the interest of non-controlling partners in Inergy’s net income.

Fiscal Year Ended September 30, 2008 Compared to Fiscal Year Ended September 30, 2007

The following table summarizes the consolidated income statement components for the fiscal years ended September 30, 2008 and 2007, respectively (in millions):

	Year Ended September 30,		Change
	2008	2007	In Dollars	Percentage
Revenue	$1,878.9	$1,483.1	$395.8	26.7%
Cost of product sold	1,376.7	1,026.1	350.6	34.2

Gross profit	502.2	457.0	45.2	9.9
Operating and administrative expenses	266.6	248.6	18.0	7.2
Depreciation and amortization	98.0	83.4	14.6	17.5
Loss on disposal of assets	11.5	8.0	3.5	43.8

Operating income	126.1	117.0	9.1	7.8
Interest expense, net	(62.6)	(54.4)	(8.2)	(15.1)
Other income	1.0	1.9	(0.9)	(47.4)

Income before gain on issuance of units in Inergy and income taxes	64.5	64.5	—	—
Gain on issuance of units in Inergy	—	80.6	(80.6)	(100.0)
Provision for income taxes	(1.4)	(6.5)	5.1	78.5

Net income	63.1	138.6	(75.5)	(54.5)
Net income attributable to non-controlling partners in Inergy’s net income	26.2	36.0	9.8	27.2
Net income attributable to non-controlling partners in ASC’s consolidated net income	1.4	—	(1.4)	*

Net income attributable to partners	$35.5	$102.6	$(67.1)	(65.4)%

*	not meaningful

The following table summarizes revenues, including associated volume of gallons sold, for the years ended September 30, 2008 and 2007, respectively (in millions):

	Revenues				Gallons
	Year Ended September 30,		Change		Year Ended September 30,		Change
	2008	2007	In Dollars	Percent	2008	2007	In Units	Percent
Retail propane	$840.7	$733.2	$107.5	14.7%	331.9	362.2	(30.3)	(8.4)%
Wholesale propane	546.1	417.2	128.9	30.9	358.5	383.9	(25.4)	(6.6)
Other retail	223.0	168.8	54.2	32.1	—	—	—	—
Storage, fractionation and other midstream	269.1	163.9	105.2	64.2	—	—	—	—

Total	$1,878.9	$1,483.1	$395.8	26.7%	690.4	746.1	(55.7)	(7.5)%

Volume. During fiscal 2008, we sold 331.9 million retail gallons of propane compared to 362.2 million retail gallons of propane during fiscal 2007. This 30.3 million gallon, or 8.4%, net decline was due primarily to customer conservation, which we believe has resulted, in large part, from the higher average cost of Mt. Belvieu propane. The average cost of Mt. Belvieu propane increased 49% during fiscal 2008 as compared to fiscal 2007. To a lesser extent, volume declines arising from a loss of less profitable customers and fewer gallon sales to lower margin customers, including agricultural sales, contributed to the decline in gallons sold during the year. Also contributing to the decline was the warmer weather during fiscal 2008, which, on average for our operating areas, was slightly warmer than fiscal 2007 and 7% warmer than normal. These factors that resulted in a decrease in comparable gallon sales were partially offset by acquisition-related volume, which resulted in an increase of 12.2 million gallons during fiscal 2008 compared to fiscal 2007.

Wholesale gallons delivered decreased 25.4 million gallons, or 6.6%, to 358.5 million gallons in fiscal 2008 from 383.9 million gallons in fiscal 2007. This change was primarily attributable to decreased sales volumes to existing customers.

The total natural gas liquid gallons sold or processed by our West Coast NGL operations increased 68.8 million gallons, or 36.2%, to 259.1 million gallons in fiscal 2008 from 190.3 million gallons in fiscal 2007. This increase was attributable to the addition of natural gas liquid marketing and processing contracts in fiscal 2008.

Stagecoach had 26.25 bcf of working gas storage capacity during fiscal year 2008. Stagecoach had 13.25 bcf of working gas storage capacity for the first six months in fiscal 2007, 17.45 bcf of working gas storage capacity for the following five months and 26.25 bcf of working gas storage capacity during September 2007. Stagecoach’s storage services were 100% contracted during each of the periods noted above. Steuben, which we acquired a controlling interest in October 2007, had 6.2 bcf of working gas storage capacity and the storage services were 100% contracted during fiscal 2008. The Bath LPG Storage Facility had a storage capacity of 1.7 million barrels and storage services were 100% contracted during fiscal 2008 and fiscal 2007.

Revenues. Revenues in fiscal 2008 were $1,878.9 million, an increase of $395.8 million, or 26.7% from $1,483.1 million in fiscal 2007.

Revenues from retail propane sales were $840.7 million for the year ended September 30, 2008, an increase of $107.5 million, or 14.7%, compared to $733.2 million for the year ended September 30, 2007. These higher retail propane revenues were primarily the result of the higher average selling price of propane and acquisition-related sales, which contributed $162.8 million and $30.8 million, respectively, to the year over year increase. These factors were partially offset by an $86.1 million reduction in retail propane revenues arising from lower retail volume sales at our existing locations as discussed above.

Revenues from wholesale propane sales were $546.1 million in fiscal 2008, an increase of $128.9 million or 30.9%, from $417.2 million in fiscal 2007. Approximately $156.4 million of this increase was attributable to the higher sales price of propane partially offset by lower sales volumes to existing customers. The higher selling price in our wholesale division in 2008 compared to 2007 is the result of the increased cost of propane.

Revenues from other retail sales, which primarily include distillates, service, rental, appliance sales and transportation services, were $223.0 million in fiscal 2008, an increase of $54.2 million, or 32.1% from $168.8 million in fiscal 2007. This increase was primarily related to $39.3 million of acquisition-related sales, a $13.3 million increase in distillate revenues from existing locations and a $4.1 million increase in transportation revenues. Distillate revenues increased during fiscal 2008 due primarily to a 35% increase in the average selling price. These increases were partially offset by a $2.5 million decline related to other products and services, primarily appliances and retail services.

Revenues from storage, fractionation and other midstream activities were $269.1 million in fiscal 2008, an increase of $105.2 million or 64.2% from $163.9 million in fiscal 2007. Revenues from our West Coast NGL operations were $67.1 million higher as a result of increases in commodity cost and expected changes in the variety of natural gas liquid products sold due to additional contracts and $7.8 million was due to increased transportation and processing activities. Additionally, $30.3 million of this increase was due to the acquisitions of US Salt and ASC, the Stagecoach Phase II expansion being placed into partial service in April 2007 and full service in September 2007, and increased contractual rates on the Stagecoach Storage Facility and Bath LPG Storage Facility.

Cost of Product Sold. Cost of product sold for fiscal 2008 was $1,376.7 million, an increase of $350.6 million, or 34.2%, from $1,026.1 million in fiscal 2007.

Retail propane cost of product sold was $527.9 million for the year ended September 30, 2008 compared to $419.3 million for the year ended September 30, 2007. This $108.6 million, or 25.9%, increase in retail propane cost of product sold was driven by a 37% higher average per gallon cost of propane, which resulted in a $137.1 million increase in cost. Also contributing to the higher cost of product sold during fiscal 2008 was an increase of $20.1 million associated with acquisition-related volume and a $0.7 million increase due to changes in non-cash charges related to derivative contracts associated with retail propane fixed price sales contracts. These factors, which increased retail propane cost of product sold, were partially offset by lower volume sales at our existing locations as discussed above, which reduced costs by $49.3 million.

Wholesale propane cost of product sold in fiscal 2008 was $525.1 million, an increase of $124.4 million or 31.0%, from wholesale cost of product sold of $400.7 million in fiscal 2007. Contributing to these higher costs was a $150.9 million increase due to the higher average cost of propane partially offset by lower volumes sold to existing customers.

Other retail cost of product sold was $146.6 million for the year ended September 30, 2008 compared to $100.0 million for the year ended September 30, 2007. This $46.6 million, or 46.6% increase was primarily due to higher costs of $31.9 million related to acquisitions, an increase of $13.4 million associated with distillate sales from existing locations and a $3.0 million increase in transportation costs. These increases to cost of product sold were partially offset by a $1.7 million decline in costs for other products and services, primarily appliances sales.

Storage, fractionation and other midstream cost of product sold was $177.1 million, an increase of $71.0 million, or 66.9%, from $106.1 million in fiscal 2007. Costs from our West Coast NGL operations were $64.4 million higher as a result of increases in commodity cost and expected changes in the variety of natural gas liquid products sold due to additional contracts and $5.6 million was due to increased transportation and processing activities. The remaining increase resulted from the acquisitions of ASC and US Salt, partially offset by lower power and transportation costs at our Stagecoach facility.

Our retail cost of product sold consists primarily of tangible products sold including all propane, distillates and other natural gas liquids sold and all propane-related appliances sold. Other costs incurred in conjunction with the distribution of these products are included in operating and administrative expense and consist primarily of wages to delivery personnel, delivery vehicle costs consisting of fuel costs, repair and maintenance and lease expense. Costs associated with delivery vehicles amounted to $67.0 million and $63.1 million in 2008 and 2007, respectively. In addition, the depreciation expense associated with the delivery vehicles and customer tanks is reported within depreciation and amortization expense and amounted to $33.0 million and $32.3 million in 2008 and 2007, respectively. Since we include these costs in our operating and administrative expenses and depreciation and amortization expenses rather than in cost of product sold, our results may not be comparable to other entities in our lines of business if they include these costs in cost of product sold.

Our storage, fractionation and other midstream cost of product sold consists primarily of commodity and transportation costs. Other costs incurred in conjunction with these services consist primarily of depreciation, vehicle costs consisting of fuel costs and repair and maintenance and wages are included in operating and administrative expense and depreciation and amortization expense. Depreciation expense for storage, fractionation and other midstream amounted to $27.7 million and $17.4 million in 2008 and 2007, respectively. Vehicle costs combined with wages for personnel directly involved in providing midstream services amounted to $3.3 million and $1.9 million in 2008 and 2007, respectively. Since we include these costs in our operating and administrative expenses and depreciation and amortization expenses rather than in cost of product sold, our results may not be comparable to other entities in our lines of business if they include these costs in cost of product sold.

Gross Profit. Gross profit for fiscal 2008 was $502.2 million, an increase of $45.2 million, or 9.9%, from $457.0 million during fiscal 2007.

Retail propane gross profit was $312.8 million in fiscal 2008, a decline of $1.1 million, or 0.4%, compared to $313.9 million in fiscal 2007. During fiscal 2008, gross profit declined by $36.8 million primarily as a result of lower retail gallon sales at existing locations as discussed above. This decline in gross profit was partially offset by an increase in gross profit of $25.7 million relating to a higher cash margin per gallon and an increase of $10.7 million due to acquisitions. The increase in cash margin per gallon was primarily the result of our ability to raise selling prices in certain markets in excess of the increased cost of propane.

Wholesale propane gross profit was $21.0 million in fiscal 2008 compared to $16.5 million in fiscal 2007, an increase of $4.5 million or 27.3%. Approximately $5.5 million of this increase was the result of a higher margin per gallon from our existing business partially offset by decreased wholesale volumes from our existing business. The improved margin per gallon is primarily the result of a higher average selling price in excess of our increased cost of propane.

Other retail gross profit was $76.4 million for the year ended September 30, 2008 compared to $68.8 million for the year ended September 30, 2007. This $7.6 million, or 11.0%, increase was due primarily to acquisitions and higher transportation sales, which together resulted in an increase to other retail gross profit of $8.5 million. These increases were partially offset by a combined decrease in gross profit for distillate sales, appliance sales and other retail services of $0.9 million.

Storage, fractionation and other midstream gross profit was $92.0 million in fiscal 2008 compared to $57.8 million in fiscal 2007, an increase of $34.2 million, or 59.2%. Approximately $29.3 million of this increase was due to the acquisitions of US Salt and ASC, the Stagecoach Phase II expansion being placed into partial service in April 2007 and full service in September 2007, and increased contractual rates on the Stagecoach Storage Facility and Bath LPG Storage Facility. The remaining $4.9 million increase relates to increases in transportation, processing activities and natural gas liquids gross profit at our West Coast NGL operations.

Operating and Administrative Expenses. Operating and administrative expenses were $266.6 million in fiscal 2008 compared to $248.6 million in fiscal 2007. This $18.0 million, or 7.2%, increase in operating expenses was primarily the result of higher expenses of $15.7 million arising from acquisitions. The remaining increase resulted from higher vehicle, insurance and other operating expenses, partially offset by lower wages and other personnel expenses due to integration efficiencies and lower expenses as a result of lesser volumes sold at existing locations.

Depreciation and Amortization. Depreciation and amortization increased to $98.0 million in fiscal 2008 from $83.4 million in fiscal 2007. This $14.6 million, or 17.5%, increase was primarily the result of acquisitions and the completion of the Stagecoach Phase II expansion project in our midstream segment.

Loss on Disposal of Assets. Loss on disposal of assets increased $3.5 million, or 43.8%, to $11.5 million in fiscal 2008 compared to $8.0 million in fiscal 2007. The losses recognized in fiscal 2008 and 2007 include losses of $11.5 million and $6.2 million, respectively, related to assets held for sale, which have been written down to their estimated selling price. In addition, we had other losses in fiscal 2007 of $1.8 million. These assets, both those sold and those held for sale, consist primarily of vehicles, tanks and real estate deemed to be excess, redundant or underperforming assets. In fiscal 2008, these assets were identified primarily as a result of losses due to disconnecting customer installations of unprofitable accounts due to low margins, poor payment history or low volume usage. In fiscal 2007, these assets were identified primarily as the result of the integration of the larger retail propane acquisitions closed since November 2004 as we focused on eliminating duplicity in vehicles, operations, tanks and real estate.

Interest Expense. Interest expense increased to $62.6 million in fiscal 2008 compared to $54.4 million in fiscal 2007. This $8.2 million, or 15.1%, increase was due to a $213.2 million increase in average debt outstanding associated with acquisitions and capital improvement projects, partially offset by a lower average interest rate in 2008 (6.96%) compared to 2007 (7.71%). During fiscal 2008 and 2007, we capitalized $5.5 million and $3.1 million, respectively, of interest related to certain capital improvement projects at our West Coast NGL and Stagecoach facilities as further described below in the “Liquidity and Sources of Capital – Capital Resource Activities” section.

Gain on Issuance of Units in Inergy. As discussed above, during fiscal 2007, we recognized all previously deferred gains resulting from issuances of additional Inergy common units at a price per unit greater than our equivalent carrying value. As such, a gain of approximately $80.6 million was recognized during fiscal 2007, and no such gain was recorded in fiscal 2008.

Provision for Income Taxes. The provision for income taxes for fiscal 2008 was $1.4 million compared to $6.5 million for fiscal 2007. This $5.1 million, or 78.5%, decrease was due to lower income earned by IPCHA. The provision for income taxes of $1.4 million in fiscal 2008 was composed entirely of current income tax expense.

Interest of Non-controlling Partners in Inergy’s Net Income. We recorded an expense of $26.2 million in fiscal 2008, as compared to an expense of $36.0 million in fiscal 2007 associated with the interests of non-controlling partners in Inergy. The $9.8 million, or 27.2%, change resulted primarily from an $8.7 million increase in incentive distribution rights received by the Company from Inergy, to which the non-controlling partners are not entitled.

Interest of non-controlling partners in ASC’s consolidated net income. Inergy acquired a majority interest in the operations of Steuben when it acquired 100% of the membership interest in ASC in October 2007. ASC holds a majority interest in the operations of Steuben.

Net Income Attributable to Partners. Net income was $35.5 million for fiscal 2008 compared to net income of $102.6 million for fiscal 2007. The $67.1 million, or 65.4%, decrease in net income was primarily attributable to the 2007 gain recognition of $80.6 million on the issuance of Inergy units. Partially offsetting this decrease in net income was a decrease in the expense related to the interest of non-controlling partners in Inergy’s net income as well as a decrease in the provision for income taxes in fiscal 2008.

Liquidity and Sources of Capital

Capital Resource Activities

On July 31, 2006, we filed a shelf registration statement (File No. 333-136200) for the periodic sale of up to $200 million of common units. Pursuant to the shelf registration statement, we are permitted to issue these securities from time to time for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures, purchases of limited partnership units of Inergy, L.P. and additions to working capital. In May 2007, we sold 4,500,000 common units in a public offering and received net proceeds of approximately $75.5 million. Immediately following the closing of this offering, we redeemed from certain of our original investors, including certain members of our management, 4,500,000 common units for a per unit amount equal to the net proceeds per common unit we received in this offering before expenses. We immediately canceled the common units we redeemed from the original investors so that they are no longer outstanding.

On March 23, 2006, Inergy’s shelf registration statement (File No. 333-132287) was declared effective by the Securities and Exchange Commission for the periodic sale by Inergy of up to $1.0 billion of common units, partnership securities and debt securities, or any combination thereof. Pursuant to the shelf registration statement, Inergy is permitted to issue these securities from time to time for general business purposes, including debt repayment, future acquisitions, capital expenditures and working capital, or for other potential uses identified in a prospectus supplement. In June 2006 and February 2007, Inergy issued 4,312,500 common units (which included 562,500 common units issued as a result of the underwriters exercising their over-allotment provision) and 3,450,000 common units (which included 450,000 common units issued as result of the underwriters exercising their over-allotment provision), respectively. In March 2009 Inergy issued 4,000,000 common units and in April 2009 it issued an additional 418,000 common units as result of the underwriters exercising their over-allotment provision. In August 2009 Inergy issued 3,500,000 common units and in September 2009 it issued an additional 525,000 common units as a result of the underwriters exercising their over-allotment provision. The proceeds from these issuances were primarily utilized to pay down borrowings under Inergy’s credit facility.

On September 10, 2009, Inergy’s new shelf registration statement (File No. 333-158066) was declared effective by the Securities and Exchange Commission for the periodic sale by Inergy of up to $1.0 billion of common units, partnership securities and debt securities, or any combination thereof.

Cash Flows and Contractual Obligations

Net operating cash inflows were $237.2 million and $180.2 million for fiscal years ending September 30, 2009 and 2008, respectively. The $57.0 million increase in operating cash flows was primarily attributable to increases in cash components of net income attributable to partners as well as net changes in working capital balances.

Net investing cash outflows were $230.6 million and $386.7 million for the fiscal years ending September 30, 2009 and 2008, respectively. Net cash outflows were primarily impacted by a $203.0 million decrease in cash outlays related to acquisitions, partially offset by a $22.3 million decrease in proceeds from the sale of assets and a $24.7 million increase in capital expenditures.

Net financing cash inflows (outflows) were $(12.3) million and $216.0 million for the fiscal years ending September 30, 2009 and 2008, respectively. The net change was primarily impacted by a $399.2 million decrease in proceeds related to the issuance of long-term debt, net of payments on long-term debt, a $16.7 million increase in distributions to non-controlling partners in Inergy, L.P., and an $11.5 million increase in distributions, partially offset by a $201.2 million increase in the proceeds from issuance of Inergy common units.

Net operating cash inflows were $180.2 million and $163.5 million for fiscal years ending September 30, 2008 and 2007, respectively. The $16.7 million increase in operating cash flows was primarily attributable to increases in cash components of net income attributable to partners as well as net changes in working capital balances.

Net investing cash outflows were $386.7 million and $187.8 million for the fiscal years ending September 30, 2008 and 2007, respectively. Net cash outflows were primarily impacted by a $115.5 million increase in cash outlays related to acquisitions and a $99.2 million increase in capital expenditures, partially offset by a $16.2 million increase in proceeds from the sale of assets.

Net financing cash inflows were $216.0 million and $20.1 million for the fiscal years ending September 30, 2008 and 2007, respectively. Net cash inflows were primarily impacted by a $329.3 million increase in proceeds related to the issuance of long-term debt, net of payments on long-term debt, a $104.5 million decrease in the proceeds from issuance of Inergy common units, a $3.5 million increase in payments for deferred financing costs, an $11.5 million increase in distributions to non-controlling partners in Inergy, L.P., and an $11.0 million increase in distributions.

At September 30, 2009 and 2008, we had goodwill of $394.5 million and $463.2 million, respectively, representing 18% and 22% of total assets in each year, respectively. This goodwill is attributable to Inergy’s acquisitions. The net decrease in goodwill is attributable to certain purchase accounting adjustments made during 2009.

At September 30, 200, we were in compliance with all debt covenants to our credit facilities.

The following table summarizes our Company’s obligations as of September 30, 2009 (in millions):

	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Aggregate amount of principal and interest to be paid on the outstanding long-term debt (a)	$1,585.6	$101.2	$205.7	$160.8	$1,117.9
Future minimum lease payments under noncancelable operating leases	38.8	10.1	14.0	8.5	6.2
Fixed price purchase commitments (c)	225.3	220.1	5.2	—	—
Standby letters of credit	16.7	16.4	0.3	—	—
Purchase commitments of identified growth projects (b)	10.4	10.4	—	—	—

Total contractual obligations	$1,876.8	$358.2	$225.2	$169.3	$1,124.1

(a)	$212.9 million of our long-term debt, including interest rate swaps, is variable interest rate debt at prime rate or LIBOR plus an applicable spread. These rates plus their applicable spreads were between 1.76% and 3.50% at September 30, 2009. These rates have been applied for each period presented in the table.
(b)	Identified growth projects related to the Thomas Corners and Finger Lakes midstream assets.
(c)	Fixed price purchase commitments are offset by sale contracts that are included in Inergy’s cash flow hedging program as discussed in Note 2, and the remainder are offset volumetrically with fixed price sale contracts.

We believe that anticipated cash from operations and borrowings under the credit facilities described below will be sufficient to meet our liquidity needs for the foreseeable future. If our plans or assumptions change or are inaccurate, or we make any acquisitions, we may need to raise additional capital. We give no assurance that we can raise additional capital to meet these needs. Global financial markets and economic conditions have been, and continue to be, disrupted and volatile. The debt and equity capital markets have been distressed, but Inergy has successfully raised over $200 million in long-term unsecured debt and over $200 million in two separate equity transactions during 2009. Inergy has identified capital expansion project opportunities in its midstream operations. Additional commitments or expenditures, if any, Inergy may make toward any one or more of these projects is at the discretion of the Partnership. Any discontinuation of the construction of these projects will likely result in less future cash flow and earnings than we have previously indicated.

Description of Credit Facilities

Holdings

On August 9, 2005, we entered into a $25 million term loan with a bank (“Term Loan”). The maturity date of the Term Loan was August 9, 2008. In January 2008, we amended the Term Loan to extend the maturity date to 2011. The amended Term Loan continues to be collateralized by certain of our interests in Inergy, L.P. and is guaranteed by IPCH Acquisition Corp. The proceeds from the original loan were used to acquire 769,941 special units in Inergy, L.P. in connection with the acquisition of the rights to the Phase II expansion project of the Stagecoach acquisition. The Term Loan contains several covenants which, among other things, require the maintenance of various financial performance ratios, restrict the payment of distributions to unitholders, and require financial reports to be submitted periodically to the financial institutions.

On July 22, 2005, we executed a credit agreement (“Bank Facility”) with a bank that consisted of a $15 million working capital revolver for Inergy Holdings, L.P. and a $5 million working capital revolver for IPCH Acquisition Corp. The maturity date of the Bank Facility was July 22, 2008. In January 2008, we amended the Bank Facility to extend the maturity date to 2011. The aggregate borrowing capacity under the amended Bank Facility remains at $20 million, but now consists of a $14 million revolver for Inergy Holdings, L.P. and a $6 million revolver for IPCH Acquisition Corp. The Bank Facility also continues to be collateralized by certain of our interests in Inergy, L.P. and is guaranteed by Inergy Partners, LLC. The interest rates of these revolvers are based on prime rate and LIBOR plus the applicable spreads, which was 1.76% at September 30, 2009 for all outstanding debt under the Bank Facility. At September 30, 2009, borrowings outstanding under the Bank Facility were $6.5 million. The Bank Facility contains several covenants which, among other things, require the maintenance of various financial performance ratios, restrict the payment of distributions to unitholders, and require financial reports to be submitted periodically to the financial institutions.

Inergy

On December 17, 2004, Inergy entered into a 5-Year Credit Agreement (the “Credit Agreement”) with its existing lenders in addition to others. The Credit Agreement consists of a $75 million revolving working capital facility (“Working Capital Facility”) and a $350 million revolving acquisition facility (“Acquisition Facility”). The effective amount of working capital borrowing capacity available to Inergy under the two facilities is $200 million utilizing capacity under the acquisition credit facility for working capital needed during the winter heating season. Lehman Commercial Paper, Inc. (“Lehman CP”), a subsidiary of Lehman Brothers Holdings, Inc., holds a $25 million lender commitment within the Credit Agreement, and filed for Chapter 11 Bankruptcy on October 5, 2008. Inergy does not plan for the Lehman lender commitment to be available for the remainder of the term of the Credit Agreement. The Credit Agreement accrues interest at either prime rate or LIBOR plus applicable spreads, resulting in interest rates between 2.0% and 3.5% at September 30, 2009. At September 30, 2009, borrowings outstanding under the Credit Agreement were $27.2 million, with the entire balance borrowed for working capital purposes. The Credit Agreement is guaranteed by each of Inergy’s wholly-owned domestic subsidiaries.

During each fiscal year beginning October 1, the outstanding balance of the Working Capital Facility must be reduced to $10.0 million or less for a minimum of 30 consecutive days during the period commencing March 1 and ending September 30 of each calendar year. Inergy met this provision of the Credit Agreement in May 2009.

At Inergy’s option, loans under the Credit Agreement bear interest at either the prime rate or LIBOR (preadjusted for reserves), plus, in each case, an applicable margin. The applicable margin varies quarterly based on its leverage ratio. Inergy also pays a fee based on the average daily unused commitments under the Credit Agreement.

Inergy is required to use 50% of the net cash proceeds (that are not applied to purchase replacement assets) from asset dispositions (other than the sale of inventory and motor vehicles in the ordinary course of business, sales of assets among Inergy and its domestic subsidiaries, and the sale or disposition of obsolete or worn-out equipment) to reduce borrowings under the Credit Agreement during any fiscal year in which unapplied net cash proceeds are in excess of $50 million. Any such mandatory prepayments are first applied to reduce borrowings under the Acquisition Facility and then under the Working Capital Facility.

In addition, the Credit Agreement contains various covenants limiting the ability of Inergy and its subsidiaries to (subject to various exceptions), among other things:

•	grant or incur liens;

•	incur other indebtedness (other than permitted debt as defined in the Credit Agreement);

•	make investments, loans and acquisitions;

•	enter into a merger, consolidation or sale of assets;

•	enter into any sale-leaseback transaction or enter into any new business;

•	enter into any agreement that conflicts with the credit facility or ancillary agreements;

•	make any change in its principles and methods of accounting as currently in effect, except as such changes are permitted by GAAP;

•	enter into certain affiliate transactions;

•	pay dividends or make distributions if we are in default under the Credit Agreement or in excess of available cash;

•	permit operating lease obligations to exceed $20 million in any fiscal year ($40 million under the new facility discussed in Item 1);

•

enter into any debt (other than permitted junior debt) that contains covenants more restrictive than those of the Credit Agreement or enter into any permitted junior debt that contains negative covenants more restrictive than those of the Credit Agreement;

•	enter into hedge agreements that do not hedge or mitigate risks to which Inergy or its subsidiaries have actual exposure;

•	enter into put agreements granting put rights with respect to equity interests of Inergy or its subsidiaries;

•	prepay, redeem, defease or otherwise acquire any permitted junior debt or make certain amendments to permitted junior debt; and

•	modify organizational documents.

“Permitted junior debt” consists of:

•	Inergy’s $425 million 6.875% senior notes due December 15, 2014 that were issued on December 22, 2004;

•	Inergy’s $200 million 8.25% senior notes due March 1, 2016 that were issued on January 11, 2006;

•	Inergy’s $200 million 8.25% senior notes due March 1, 2016 that were issued on April 29, 2008;

•	Inergy’s $225 million 8.75% senior notes due March 1, 2015 that were issued on February 2, 2009;

•	other debt that is substantially similar to the 6.875% senior notes; and

•	other debt of Inergy and its subsidiaries that is either unsecured debt, or second lien debt that is subordinated to the obligations under the Credit Agreement.

Permitted junior debt may be incurred under the Credit Agreement so long as:

•	there is no default under the Credit Agreement;

•	the ratio of Inergy’s total funded debt to consolidated EBITDA is less than 5.0 to 1.0 on a pro forma basis;

•	the debt does not mature, and no installments of principal are due and payable on the debt, prior to the maturity date of the Credit Agreement; and

•	other than in connection with the 6.875%, 8.25% and 8.75% senior notes and other substantially similar debt, the debt does not contain covenants more restrictive than those in the Credit Agreement.

The Credit Agreement contains the following financial covenants:

•

the ratio of Inergy’s total funded debt (as defined in the Credit Agreement) to consolidated EBITDA (as defined in the Credit Agreement) for the four fiscal quarters most recently ended must be no greater than 5.25 to 1.0 for any period of two consecutive fiscal quarters immediately following an acquisition with a purchase price in excess of $100 million and 4.75 to 1.0 at all other times; and

•

the ratio of Inergy’s consolidated EBITDA to consolidated interest expense (as defined in the Credit Agreement), for the four fiscal quarters then most recently ended, must not be less than 2.5 to 1.0.

At September 30, 2009, Inergy’s ratio of total funded debt to consolidated EBITDA was 3.60 to 1.0, and the ratio of consolidated EBITDA to consolidated interest expense was 4.59 to 1.0.

Each of the following is an event of default under the Credit Agreement:

•	default in payment of principal when due;

•	default in payment of interest, fees or other amounts within three days of their due date;

•	violation of specified affirmative and negative covenants;

•	default in performance or observance of any term, covenant, condition or agreement contained in the Credit Agreement or any ancillary document related to the credit facility for 30 days;

•	specified cross-defaults;

•	bankruptcy and other insolvency events of Inergy or its material subsidiaries;

•	impairment of the enforceability or the validity of agreements relating to the Credit Agreement;

•	judgments exceeding $2.5 million (to the extent not covered by insurance) against Inergy or any of its subsidiaries are undischarged or unstayed for 30 consecutive days;

•	certain defaults under ERISA that could reasonably be expected to result in a material adverse effect on Inergy; or

•	the occurrence of certain change of control events with respect to Inergy.

As discussed in Item 1, Inergy now has a $450 million general partnership revolving credit facility for acquisitions, capital expenditures and general partnership purposes and a $75 million revolving working capital facility.

Senior Unsecured Notes

2014 Senior Notes

On December 22, 2004, Inergy and its wholly-owned subsidiary, Inergy Finance Corp (“Finance Corp.” and together with Inergy, the “Issuers”), completed a private placement of $425 million in aggregate principal amount of the Issuers’ 6.875% senior unsecured notes due 2014 (the “2014 Senior Notes”). Inergy used the net proceeds from the 2014 Senior Notes to repay all amounts drawn under a 364-day credit facility which was entered into in order to fund the acquisition of Star Gas and is no longer available to Inergy, with the $39.9 million remaining balance of the net proceeds applied to the Acquisition Facility.

The 2014 Senior Notes represent senior unsecured obligations of Inergy and rank pari passu in right of payment with all other present and future senior indebtedness of Inergy. The 2014 Senior Notes are effectively subordinated to all of Inergy’s secured indebtedness to the extent of the value of the assets securing the indebtedness and to all existing and future indebtedness and liabilities, including trade payables, of Inergy’s non-guarantor subsidiaries. The 2014 Senior Notes rank senior in right of payment to all of Inergy’s future subordinated indebtedness.

The 2014 Senior Notes are fully, unconditionally, jointly and severally guaranteed by all of Inergy’s wholly-owned domestic subsidiaries. The subsidiaries guarantees rank equally in right of payment with all of the existing and future senior indebtedness of our guarantor subsidiaries. The subsidiaries guarantees are effectively subordinated to all existing and future secured indebtedness of our guarantor subsidiaries to the extent of the value of the assets securing that indebtedness and to all existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to Inergy). The subsidiaries guarantees rank senior in right of payment to all of Inergy’s future subordinated indebtedness.

In October 2005, Inergy completed an offer to exchange our existing 2014 Senior Notes for $425 million of 6.875% senior notes due 2014 (the “2014 Exchange Notes”) that are registered and do not carry transfer restrictions, registration rights and provisions for additional interest. The 2014 Exchange Notes did not provide us with any additional proceeds and satisfied our obligations under the registration rights agreement.

The 2014 Senior Notes are redeemable, at Inergy’s option, in whole or in part, at any time on or after December 15, 2009, in each case at the redemption prices described in the table below, together with any accrued and unpaid interest to the date of the redemption.

Year	Percentage
2009	103.438%
2010	102.292%
2011	101.146%
2012 and thereafter	100.000%

2016 Senior Notes

On January 11, 2006, Inergy and its wholly owned subsidiary, Inergy Finance Corp, issued $200 million aggregate principal amount of 8.25% senior unsecured notes due 2016 (the “2016 Senior Notes”) in a private placement to eligible purchasers.

The 2016 Senior Notes contain covenants similar to the existing senior unsecured notes due 2014. Inergy used the net proceeds of the offering to repay outstanding indebtedness under its revolving acquisition credit facility. The 2016 Senior Notes represent senior unsecured obligations of Inergy and rank pari passu in right of payment with all other present and future senior indebtedness of Inergy. The 2016 Senior Notes are fully, unconditionally, jointly and severally guaranteed by all of Inergy’s wholly-owned domestic subsidiaries.

On May 18, 2006, Inergy completed an offer to exchange its existing 8.25% 2016 Senior Notes for $200 million of 8.25% senior notes due 2016 (the “2016 Exchange Notes”) that are registered and do not carry transfer restrictions, registration rights and provisions for additional interest. The 2016 Exchange Notes did not provide Inergy with any additional proceeds and satisfied its obligations under the registration rights agreement.

The 2016 Senior Notes are redeemable, at Inergy’s option, in whole or in part, at any time on or after March 1, 2011, in each case at the redemption prices described in the table below, together with any accrued and unpaid interest to the date of the redemption.

Year	Percentage
2011	104.125%
2012	102.750%
2013	101.375%
2014 and thereafter	100.000%

In April 2008, Inergy issued an additional $200 million of senior unsecured notes as an add-on to its existing 8.25% Senior Unsecured Notes due 2016 under Rule 144A to eligible purchasers. The notes mature on March 1, 2016. The proceeds from the bond issuance were $204 million, representing a 2% premium to par value. On September 16, 2008, Inergy completed an offer to exchange the additional $200 million of 8.25% senior notes due 2016 for $200 million of 8.25% senior notes due 2016 (the “Additional 2016 Exchange Notes”) that are registered and do not carry transfer restrictions, registration rights and provisions for additional interest. The Additional 2016 Exchange Notes did not provide Inergy with any additional proceeds and satisfied its obligations under the registration rights agreement.

2015 Senior Notes

On February 2, 2009, Inergy and its wholly-owned subsidiary, Inergy Finance Corp, issued $225 million aggregate principal amount of 8.75% senior unsecured notes due 2015 (the “2015 Senior Notes”) under Rule 144A to eligible purchasers. The 8.75% notes mature on March 1, 2015, and were issued at 90.191% of the principle amount to yield 11%.

The 2015 Senior Notes contain covenants similar to Inergy’s existing senior unsecured notes due 2014 and 2016. Inergy used the net proceeds of the offering to repay outstanding indebtedness under its revolving acquisition credit facility. The 2015 Senior Notes represent senior unsecured obligations of Inergy and rank pari passu in right of payment with all other present and future senior indebtedness of Inergy. The 2015 Senior Notes are fully, unconditionally, jointly and severally guaranteed by all of Inergy’s wholly-owned domestic subsidiaries.

On October 7, 2009, Inergy completed an offer to exchange its existing 8.75% 2015 Senior Notes for $225 million of 8.75% senior notes due 2015 (the “2015 Exchange Notes”) that are registered and do not carry transfer restrictions, registration rights and provisions for additional interest. The 2015 Exchange Notes did not provide Inergy with any additional proceeds and satisfied its obligations under the registration rights agreement.

The 2015 Senior Notes are redeemable, at Inergy’s option, in whole or in part, at any time on or after March 1, 2013, in each case at the redemption prices described in the table below, together with any accrued and unpaid interest to the date of the redemption.

Year	Percentage
2013	104.375%
2014 and thereafter	100.000%

The indentures governing Inergy’s senior unsecured notes discussed above are substantially similar and contain covenants that, among other things, will limit its ability and the ability of its restricted subsidiaries to:

•	sell assets;

•	pay distributions on, redeem or repurchase Inergy units or redeem or repurchase its subordinated debt;

•	make investments;

•	incur or guarantee additional indebtedness or issue preferred units;

•	create or incur certain liens;

•	enter into agreements that restrict distributions or other payments from Inergy’s restricted subsidiaries to it;

•	consolidate, merge or transfer all or substantially all of Inergy’s assets;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications, and if the notes achieve an investment grade rating from either Moody’s or Standard & Poor’s, many of these covenants will terminate.

In addition, the indentures governing Inergy’s senior notes restrict its ability to pay cash distributions. Before Inergy can pay a distribution to its unitholders, it must demonstrate that the fixed charge coverage ratio (as defined in the senior notes indentures) is at least 1.75 to 1.0.

Recent Accounting Pronouncements

FASB Accounting Standards Codification Subtopic 810-10 (“810-10”), originally issued as SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”, was issued in December 2007 and requires that accounting and reporting for minority interests will be recharacterized as non-controlling interests and classified as a component of equity. 810-10 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. 810-10 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. The adoption of 810-10 required the Company to report noncontrolling interests of $731.5 million and $572.2 million as a component of total partners’ capital and to recognize gains associated with issuances of Inergy units in the consolidated statement of partners’ capital. These gains were previously recognized in the consolidated statement of operations.

FASB Accounting Standards Codification Subtopic 260-10 (“260-10”), originally issued as FSP EITF Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” was ratified in June 2008 and applies to the calculation of earnings per share (“EPS”) under FASB Accounting Standards Codification Subtopic 260-10 (“260-10”), originally issued as SFAS 128, “Earnings Per Share” for share-based payment awards with rights to dividends or dividend equivalents. 260-10 states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and shall be included in the computation of EPS pursuant to the two-class method. The adoption of 260-10 did not have a significant impact on the Company’s earnings per unit calculation.

FASB Accounting Standards Codification Subtopic 825-10 (“825-10”), originally issued as SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” was issued in February 2007 to permit entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The Company adopted 825-10 on October 1, 2008. The adoption of 825-10 did not have an impact on the Company’s financial statements.

FASB Accounting Standards Codification Subtopic 820-10 (“820-10”), originally issued as SFAS No. 157, “Fair Value Measurements” was issued in September 2006 to define fair value, establish a framework for measuring fair value according to generally accepted accounting principles, and expand disclosures about fair value measurements. The Company adopted 820-10 on October 1, 2008. The adoption of 820-10 required certain additional footnote disclosures, however, it did not have a significant impact on any amounts comprising the consolidated balance sheets, consolidated statements of operations, consolidated statements of partners’ capital or the consolidated statements of cash flows.

FASB Accounting Standards Codification Subtopic 210-20 (“210-20”), originally issued as FASB Staff Position No. FIN 39-1, “Amendment of FASB Interpretation No. 39” was issued in April 2007 to permit companies to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable), or the obligation to return cash collateral (a payable), against fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting agreement. In addition, upon the adoption, companies are permitted to change their accounting policy to offset or not offset fair value amounts recognized for derivative instruments under master netting arrangements. The Company adopted 210-20 on October 1, 2008 and elected to change its accounting policy for derivative instruments executed with the same counterparty under a master netting agreement. Inergy’s policy is to offset fair value amounts of derivative instruments and cash collateral paid or received with the same counterparty under a master netting arrangement. This change in accounting policy has been presented retroactively. The adoption of 210-20 had the following impact on the September 30, 2008 consolidated balance sheet (in millions):

	Original Value	Adjustment	Adjusted Value

Assets from price risk management activities	$79.2	$(45.9)	$33.3
Prepaid expenses and other current assets	46.9	(24.2)	22.7
Accrued expenses	89.6	(20.6)	69.0
Customer deposits	96.5	(8.8)	87.7
Liabilities from price risk management activities	97.7	(40.7)	57.0

FASB Accounting Standards Codification Subtopic 815-10 (“815-10”), originally issued as SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” was issued in March 2008 and applies to all derivative instruments and related hedged items. 815-10 requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. The Company adopted 815-10 on March 31, 2009. The adoption of 815-10 required certain additional disclosures, however, it did not impact any amounts comprising the consolidated balance sheets, consolidated statements of operations, consolidated statements of partners’ capital or the consolidated statements of cash flows.

FASB Accounting Standards Codification Subtopic 805-10 (“805-10”), originally issued as SFAS No. 141 (revised 2007), “Business Combinations” was issued in December 2007 and establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. 805-10 also establishes disclosure requirements designed to enable users to evaluate the nature and financial effects of the business combination. 805-10 is required to be adopted by the Company for business combinations for which the acquisition date is on or after October 1, 2009.

In May 2009, the FASB issued FASB Accounting Standards Codification Subtopic 855-10 (“855-10”), originally issued as SFAS No. 165, “Subsequent Events”. 855-10 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company adopted 855-10 on June 30, 2009. The adoption of 855-10 required the Company to disclose the date through which subsequent events have been evaluated and the basis for that date. The adoption of 855-10 did not impact any amounts comprising the consolidated balance sheets, consolidated statements of operations, consolidated statements of partners’ capital or the consolidated statements of cash flows.

In June 2009, the FASB issued FASB Accounting Standards Codification Subtopic 105-10 (“105-10”), originally issued as SFAS 168, “The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles”, to supersede FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, and reorganize the standards applicable to financial statements of nongovernmental entities that are presented in conformity with GAAP. The purpose of the codification was to provide a single source of authoritative nongovernmental GAAP literature. The codification was not intended to create new accounting standards or guidance. While the codification includes portions of SEC content related to matters within the basic financial statements for user convenience, it does not contain all SEC guidance on accounting topics, and does not replace any SEC rules or regulations. The Company adopted 105-10 on September 30, 2009. The adoption of 105-10 did not impact any amounts comprising the consolidated balance sheets, consolidated statements of operations, consolidated statements of partners’ capital or the consolidated statements of cash flows.

Critical Accounting Policies

Accounting for Price Risk Management. Inergy utilizes certain derivative financial instruments to (i) manage its exposure to commodity price risk, specifically, the related change in the fair value of inventories, as well as the variability of cash flows related to forecasted transactions; (ii) ensure adequate physical supply of propane and heating oil will be available; and (iii) manage its exposure to interest rate risk. Inergy records all derivative instruments on the balance sheet as either assets or liabilities measured at estimated fair value.

Inergy determines fair value of its derivative financial instruments according to the following hierarchy: (1) comparable market prices to the extent available; (2) internal valuation models that utilize market data (observable inputs) as input variables; and lastly, (3) internal valuation models that use management’s assumptions about the assumptions that market participants would use in pricing the instruments (unobservable inputs) to the extent (1) and (2) are unavailable. Because the majority of the instruments Inergy enters into are traded in liquid markets, Inergy values these instruments based on prices indicative of exiting the position. As a consequence, the majority of the values of Inergy’s derivative financial instruments are based upon actual prices of like kind trades that are obtained from on-line trading systems and verified with broker quotes. Changes in the fair value of these derivative financial instruments, primarily resulting from variability in supply and demand, are recorded either through current earnings or as other comprehensive income, depending on the type of transaction.

On the date the derivative contract is entered into, Inergy generally designates specific derivatives as either a hedge of the fair value of a recognized asset or liability (fair value hedge), or a hedge of a forecasted transaction (cash flow hedge). Inergy documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. Inergy uses regression analysis or the dollar offset method to assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that is has ceased to be a highly effective hedge, Inergy discontinues hedge accounting prospectively. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, Inergy continues to carry the derivative on the balance sheet at its fair value, and recognize changes in the fair value of the derivative through current-period earnings.

Inergy is party to certain commodity derivative financial instruments that are designated as hedges of selected inventory positions, and qualify as fair value hedges. Inergy is also party to certain interest rate swap agreements designed to manage interest rate risk exposure. Inergy’s overall objective for entering into fair value hedges is to manage its exposure to fluctuations in commodity prices and changes in the fair market value of its inventories. These derivatives are recorded at fair value on the balance sheet as price risk management assets or liabilities and the related change in fair value is recorded to earnings in the current period as cost of product sold. Any ineffective portion of the fair value hedges is recognized as cost of product sold in the current period. Inergy recognized a $0.2 million net gain in the year ended September 30, 2009, related to the ineffective portion of its fair value hedging instruments. In addition, for the year ended September 30, 2009, Inergy recognized a net loss of $0.1 million related to the portion of fair value hedging instruments that it excluded from its assessment of hedge effectiveness.

Inergy also enters into derivative financial instruments that qualify as cash flow hedges, which hedge the exposure of variability in expected future cash flows predominantly attributable to forecasted purchases to supply fixed price sale contracts. These derivatives are recorded on the balance sheet at fair value as price risk management assets or liabilities. The effective portion of the gain or loss on these cash flow hedges is recorded in other comprehensive income in partner’s capital and reclassified into earnings in the same period in which the hedge transaction affects earnings. Any ineffective portion of the gain or loss is recognized as cost of product sold in the current period. Inergy’s accumulated other comprehensive income (loss) was $11.0 million and $(25.3) million at September 30, 2009 and 2008, respectively. Approximately $11.7 million is expected to be reclassified to earnings from Inergy’s other comprehensive income over the next twelve months.

Inergy’s policy is to offset fair value amounts of derivative instruments and cash collateral paid or received with the same counterparty under a master netting arrangement.

The cash flow impact of financial instruments is reflected as cash flows from operating activities in the consolidated statements of cash flows.

If management’s assumptions related to unobservable inputs used in the pricing models for Inergy’s financial instruments, which include swaps, forwards, futures and options, are inaccurate or if Inergy had used an alternative valuation methodology, the estimated fair value may have been different, and Inergy may be exposed to unrealized losses or gains. A hypothetical 10% difference in the assumptions made for Inergy’s unobservable inputs would have impacted its estimated fair value of these derivatives at September 30, 2009, and would have affected net income by an immaterial amount for the year ended September 30, 2009.

Revenue Recognition. Sales of propane, other liquids and salt are recognized at the time product is shipped or delivered to the customer. Gas processing and fractionation fees are recognized upon delivery of the product. Revenue from the sale of propane appliances and equipment is recognized at the later of the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service. Revenue from storage contracts is recognized during the period in which storage services are provided.

Impairment of Long-Lived Assets. Goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test. Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so.

Inergy completed the valuation of each of its reporting units and determined no impairment existed as of September 30, 2009. The valuation of Inergy’s reporting units requires Inergy to make certain assumptions as it relates to future operating performance. When considering operating performance, various factors are considered such as current and changing economic conditions and the commodity price environment, among others. Due to the economic uncertainty, Inergy adjusted its assumptions underlying its discounted cash flow approach to valuing enterprise value. Projected cash flows for 2010 reflect the deteriorating economic conditions that began in the latter half of 2008. The discount rate used in the current year reflects an increase in Inergy’s cost of capital due to the dislocation of worldwide credit markets. If the growth assumptions embodied in the current year impairment testing prove inaccurate, Inergy could incur an impairment charge. A 10% decrease in the estimated future cash flows and a 1% increase in the discount rate used in Inergy’s impairment analysis would not have indicated a potential impairment of any of its intangible assets. To date, Inergy has not recognized any impairment on assets it has acquired.

The value of assets to be disposed of is estimated at the date a commitment to dispose the asset is made. Inergy’s estimate of any loss associated with an asset sale is dependent on certain assumptions its makes with respect to the net realizable value of the particular asset. A 10% decrease in the estimated net realizable value would have resulted in an additional loss of $0.2 million at September 30, 2009.

Self Insurance. Inergy is insured by third parties, subject to varying retention levels of self-insurance, which management considers prudent. Such self-insurance relates to losses and liabilities primarily associated with medical claims, workers’ compensation claims, general, product and vehicle liability, and environmental exposures. Losses are accrued based upon management’s estimates of the aggregate liability for claims incurred using certain assumptions followed in the insurance industry and based on past experience. The primary assumption utilized is actuarially determined loss development factors. The loss development factors are based primarily on historical data. Inergy’s self insurance reserves could be affected if future claims development differs from the historical trends. Inergy believes changes in health care costs, trends in health care claims of its employee base, accident frequency and severity and other factors could materially affect the estimate for these liabilities. Inergy continually monitors changes in employee demographics, incident and claim type and evaluates its insurance accruals and adjusts its accruals based on its evaluation of these qualitative data points. At September 30, 2009 and 2008, Inergy’s self-insurance reserves were $19.3 million and $17.4 million, respectively.

Factors That May Affect Future Results of Operations, Financial Condition or Business

•	Inergy may not be able to generate sufficient cash from operations to allow it to pay the minimum quarterly distribution.

•	Inergy’s future acquisitions and completion of its expansion projects will require significant amounts of debt and equity financing which may not be available to Inergy on acceptable terms, or at all.

•	Since weather conditions may adversely affect the demand for propane, Inergy’s financial condition and results of operations are vulnerable to, and will be adversely affected by, warm winters.

•	If Inergy does not continue to make acquisitions on economically acceptable terms, Inergy’s future financial performance will be reliant upon internal growth and efficiencies.

•	Inergy cannot assure you that it will be successful in integrating its recent acquisitions.

•	Sudden and sharp propane price increases that cannot be passed on to customers may adversely affect Inergy’s profit margins.

•	Inergy’s indebtedness may limit its ability to borrow additional funds, make distributions to unitholders or capitalize on acquisition or other business opportunities.

•	The highly competitive nature of the retail propane business could cause Inergy to lose customers, thereby reducing Inergy’s revenues.

•	If Inergy is not able to purchase propane from its principal suppliers, its results of operations would be adversely affected.

•	Competition from alternative energy sources may cause Inergy to lose customers, thereby reducing its revenues.

•	Inergy’s business would be adversely affected if service at its principal storage facilities or on the common carrier pipelines it uses is interrupted.

•	Inergy is subject to operating and litigation risks that could adversely affect its operating results to the extent not covered by insurance.

•	Inergy’s results of operations and financial condition may be adversely affected by governmental regulation and associated environmental regulatory costs.

•	Energy efficiency and new technology may reduce the demand for propane.

•	Due to Inergy’s lack of asset diversification, adverse developments in its propane business would reduce its ability to make distributions to its unitholders.

See “Item 1A – “Risk Factors” for further discussion of factors that could impact our business.

PART IV

Report of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders of Inergy Holdings, L.P.

We have audited the accompanying consolidated balance sheets of Inergy Holdings, L.P. and Subsidiaries (the Company) as of September 30, 2009 and 2008, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the three years in the period ended September 30, 2009. Our audits also included the financial statement schedules listed in the Index at Item 15(a). These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inergy Holdings, L.P. and Subsidiaries at September 30, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted to give effect to the adoption of certain provisions of Financial Accounting Standards Board Accounting Standards Codification Subtopic 810-10 (“810-10”), Consolidations, relating to the presentation of noncontrolling interests.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Inergy Holdings, L.P. and Subsidiaries’ internal control over financial reporting as of September 30, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 30, 2009 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Kansas City, Missouri

November 30, 2009, except for the adoption of certain provisions of Financial Accounting Standards Board Accounting Standards Codification Subtopic 810-10 and related disclosure in Note 2, the retroactive effect of a three-for-one split of common units representing limited partner interests and related disclosure in Notes 10, 11 and 16, and the subsequent events reported in Note 19, as to which the date is September 2, 2010.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Balance Sheets

(in millions, except unit information)

	September 30,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$11.7	$17.4
Accounts receivable, less allowance for doubtful accounts of $2.7 million and $6.4 million at September 30, 2009 and 2008, respectively	94.7	139.4
Inventories (Note 4)	96.5	99.9
Assets from price risk management activities	23.8	33.3
Prepaid expenses and other current assets	20.8	22.7

Total current assets	247.5	312.7

Property, plant and equipment (Note 4)	1,555.2	1,275.0
Less: accumulated depreciation	327.9	244.7

Property, plant and equipment, net	1,227.3	1,030.3

Intangible assets (Note 4):
Customer accounts	277.4	266.7
Other intangible assets	133.4	127.4

	410.8	394.1
Less: accumulated amortization	133.4	105.8

Intangible assets, net	277.4	288.3

Goodwill	394.5	463.2
Other assets	7.4	4.0

Total assets	$2,154.1	$2,098.5

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$71.8	$114.9
Accrued expenses	74.2	69.0
Customer deposits	60.1	87.7
Liabilities from price risk management activities	29.3	57.0
Current portion of long-term debt (Note 7)	22.0	60.5

Total current liabilities	257.4	389.1

Long-term debt, less current portion (Note 7)	1,102.8	1,078.7
Other long-term liabilities	0.9	1.0
Deferred income taxes	21.0	20.6

Partners’ capital (deficit) (Note 10)
Common unitholders (60,829,833 and 60,718,971 units issued and outstanding as of September 30, 2009 and 2008, respectively)	38.8	38.8
Accumulated other comprehensive income (loss)	1.7	(1.9)

Total Inergy Holdings, L.P. partners’ capital	40.5	36.9
Interest of non-controlling partners in Inergy, L.P.	727.2	568.6
Interest of non-controlling partners in ASC’s subsidiaries	4.3	3.6

Total partners’ capital	772.0	609.1

Total liabilities and partners’ capital	$2,154.1	$2,098.5

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

(in millions, except per unit data)

	Year Ended September 30,
	2009	2008	2007
Revenue:
Propane	$1,124.4	$1,386.8	$1,150.4
Other	446.2	492.1	332.7

	1,570.6	1,878.9	1,483.1
Cost of product sold (excluding depreciation and amortization as shown below)
Propane	737.4	1,053.0	820.0
Other	259.5	323.7	206.1

	996.9	1,376.7	1,026.1
Gross profit	573.7	502.2	457.0
Expenses:
Operating and administrative	280.5	266.6	248.6
Depreciation and amortization	115.8	98.0	83.4
Loss on disposal of assets	5.2	11.5	8.0

Operating income	172.2	126.1	117.0
Other income (expense):
Interest expense, net	(70.5)	(62.6)	(54.4)
Other income	0.1	1.0	1.9

Income before gain on issuance of units in Inergy, L.P. and income taxes	101.8	64.5	64.5

Gain on issuance of units in Inergy, L.P.	8.0	—	80.6
Provision for income taxes	(1.7)	(1.4)	(6.5)

Net income	108.1	63.1	138.6
Net income attributable to non-controlling partners in Inergy, L.P.’s net income	49.6	26.2	36.0
Net income attributable to non-controlling partners in ASC’s consolidated net income	1.4	1.4	—

Net income attributable to partners	$57.1	$35.5	$102.6

Total limited partners’ interest in net income	$57.1	$35.5	$102.6

Net income per limited partner unit:
Basic	$0.94	$0.59	$1.71

Diluted	$0.93	$0.58	$1.69

Weighted average limited partners’ units outstanding (in thousands):
Basic	60,752	60,633	60,011
Dilutive units	351	633	763

Diluted	61,103	61,266	60,774

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Partners’ Capital

(in millions)

	Partners’ Common Interest (Deficit)	Accumulated Other Comprehensive Income (Loss)	Non-Controlling Interest	Total Partners’ Capital
Balance at September 30, 2006	$(18.0)	$(0.7)	$656.4	$637.7
Net proceeds from issuance of common units	75.5	—	—	75.5
Redemption of partners’ interests	(75.8)	—	—	(75.8)
Issuance of Inergy, L.P. units	—	—	104.5	104.5
Inergy, L.P. unit-based compensation charges	—	—	0.7	0.7
Net proceeds from common unit options exercised	0.2	—	3.8	4.0
Distributions	(35.3)	—	(98.6)	(133.9)
Other	—	—	10.8	10.8
Comprehensive income:
Net income excluding gain on issuance of units in Inergy, L.P.	22.0	—	36.0	58.0
Gain on issuance of units in Inergy, L.P.	80.6	—	(80.6)	—
Allocation of Inergy, L.P.’s change in unrealized fair value on cash flow hedges	—	2.4	23.4	25.8

Comprehensive income				83.8

Balance at September 30, 2007	49.2	1.7	656.4	707.3

Net proceeds from common unit options exercised	0.4	—	1.3	1.7
Distributions	(46.3)	—	(110.9)	(157.2)
Issuance of Inergy, L.P. units for acquisition	—	—	20.1	20.1
Inergy, L.P. unit-based compensation charges	—	—	3.5	3.5
Other	—	—	2.1	2.1
Acquisition of ASC	—	—	3.0	3.0
Comprehensive income:
Net income	35.5	—	27.6	63.1
Allocation of Inergy, L.P.’s change in unrealized fair value on cash flow hedges	—	(3.6)	(30.9)	(34.5)

Comprehensive income				28.6

Balance at September 30, 2008	38.8	(1.9)	572.2	609.1

Net proceeds from common unit options exercised	0.7	—	0.8	1.5
Distributions	(57.8)	—	(127.5)	(185.3)
Issuance of Inergy, L.P. units	—	—	201.2	201.2
Issuance of Inergy, L.P. units for acquisition	—	—	6.7	6.7
Inergy, L.P. unit-based compensation charges	—	—	3.1	3.1
Retirement of Inergy, L.P units	—	—	(0.7)	(0.7)
Comprehensive income:
Net income excluding gain on issuance of units in Inergy, L.P.	49.1	—	51.0	100.1
Gain on issuance of units in Inergy, L.P.	8.0	—	(8.0)	—
Allocation of Inergy, L.P.’s change in unrealized fair value on cash flow hedges	—	3.6	32.7	36.3

Comprehensive income				136.4

Balance at September 30, 2009	$38.8	$1.7	$731.5	$772.0

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

	Year Ended September 30,
	2009	2008	2007
Operating activities
Net income attributable to partners	$57.1	$35.5	$102.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	88.8	73.7	59.7
Amortization	27.0	24.3	23.7
Amortization of deferred financing costs and net bond discount	5.2	2.3	2.5
Unit-based compensation charges	3.1	3.5	0.7
Provision for doubtful accounts	3.7	5.7	3.3
Loss on disposal of assets	5.2	11.5	8.0
Gain on issuance of units in Inergy, L.P.	(8.0)	—	(80.6)
Interest of non-controlling partners in Inergy, L.P.’s net income	49.6	26.2	36.0
Interest of non-controlling partners in ASC’s consolidated net income	1.4	1.4	—
Deferred income taxes	0.4	(0.1)	4.8
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	41.4	(18.2)	(19.2)
Inventories	3.9	8.2	8.4
Prepaid expenses and other current assets	1.6	(1.3)	(5.7)
Other assets (liabilities)	0.1	(0.8)	3.0
Accounts payable	(44.8)	7.2	16.4
Accrued expenses	11.0	(6.8)	(1.7)
Customer deposits	(27.5)	18.6	(17.9)
Net assets (liabilities) from price risk management activities	18.0	(10.7)	19.5

Net cash provided by operating activities	237.2	180.2	163.5

Investing activities
Acquisitions, net of cash acquired	(12.1)	(215.1)	(99.6)
Purchases of property, plant and equipment	(224.8)	(200.1)	(100.9)
Proceeds from sale of assets	7.0	29.3	13.1
Other	(0.7)	(0.8)	(0.4)

Net cash used in investing activities	(230.6)	(386.7)	(187.8)

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Cash Flows (continued)

(in millions)

	Year Ended September 30,
	2009	2008	2007
Financing activities
Proceeds from the issuance of long-term debt	$884.9	$1,033.4	$434.0
Premium on issuance of long-term debt	—	4.0	—
Principal payments on long-term debt	(909.1)	(662.4)	(388.3)
Net proceeds from issuance of Inergy, L.P. common units	201.2	—	104.5
Net proceeds from issuance of common units	—	—	75.5
Redemption of partners’ interests	—	—	(75.8)
Distributions to non-controlling partners in Inergy, L.P.	(126.8)	(110.1)	(98.6)
Distributions to non-controlling partners in ASC	(0.7)	(0.8)	—
Distributions	(57.8)	(46.3)	(35.3)
Payments for deferred financing costs	(5.5)	(3.5)	—
Net proceeds from unit options exercised of Inergy, L.P.	0.8	1.3	3.9
Net proceeds from unit options exercised	0.7	0.4	0.2

Net cash provided by (used in) financing activities	(12.3)	216.0	20.1

Net increase (decrease) in cash	(5.7)	9.5	(4.2)
Cash at beginning of period	17.4	7.9	12.1

Cash at end of period	$11.7	$17.4	$7.9

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$66.7	$65.4	$55.4

Cash paid during the year for income taxes	$1.7	$1.7	$1.4

Supplemental schedule of noncash investing and financing activities
Additions to intangible assets through the issuance of noncompetition agreements and notes to former owners of businesses acquired	$4.3	$5.3	$5.5

Net change to property, plant and equipment through accounts payable and accrued expenses	$(6.2)	$11.3	$0.5

Increase in the fair value of interest rate swap and related long-term debt	$3.7	$4.5	$1.1

Goodwill related to the conversion of Inergy, L.P. special units	$—	$—	$10.8

Acquisitions, net of cash acquired:
Current assets	$0.7	$21.1	$0.4
Property, plant and equipment	79.4	111.8	76.5
Intangible assets, net	8.7	28.1	13.4
Goodwill (Note 3)	(68.8)	95.8	14.9
Other assets	—	0.7	—
Current liabilities	(1.2)	(6.0)	(5.6)
Issuance of equity	(6.7)	(20.1)	—
Other liabilities	—	(16.3)	—

Total acquisitions, net of cash acquired	$12.1	$215.1	$99.6

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Basis of Presentation

Organization

Inergy Holdings, L.P. (formerly Inergy Holdings, LLC) (the “Company” or “Holdings”) was formed on November 12, 1996 as a Delaware limited liability company. The Company shall exist as a separate legal entity until the cancellation of the certificate of conversion and the certificate of limited partnership as provided in the Delaware Revised Uniform Limited Partnership Act (the Delaware Act). The limited partners have no liability in excess of contributions to the Company. The general partner of the Company is Inergy Holdings GP, LLC. The Company has no operations of its own but is engaged in the investment in propane and other natural gas liquids companies. The voting partners of the Company holding the majority of the common interest conduct the business affairs of the Company. Inergy Partners, LLC, the non-managing general partner of Inergy, L.P. and holder of the approximate 0.8% general partner interest therein, and Inergy GP, LLC, the managing general partner of Inergy, L.P. (“Inergy” or the “Partnership”), are both wholly owned subsidiaries of the Company.

Inergy was formed on March 7, 2001 as a Delaware limited partnership. Inergy and its subsidiary Inergy Propane, LLC (“Inergy Propane” or the “Operating Company”) were formed to acquire, own and operate the propane business and substantially all the assets and liabilities (other than a portion of the cash and deferred income tax liabilities) of Inergy Partners, LLC and subsidiaries. In addition, Inergy Sales and Service, Inc. (“Services”), a subsidiary of Inergy Propane, was formed to acquire and operate the service work and appliance parts and sales business of Inergy Propane. The Partnership, the Operating Company, and Services are collectively referred to hereinafter as the Partnership Entities. In order to simplify the Partnership’s obligations under the laws of several jurisdictions in which the Partnership will conduct business, the Partnership’s activities are conducted primarily through Inergy Propane.

Inergy is managed by Inergy GP, LLC. Pursuant to the Partnership Agreement, Inergy GP, LLC or any of its affiliates is entitled to reimbursement for all direct and indirect expenses incurred or payments made on behalf of Inergy and all other necessary or appropriate expenses allocable to Inergy or otherwise reasonably incurred by Inergy GP, LLC in connection with operating Inergy’s business. These costs, which totaled $3.1 million for the fiscal year ended September 30, 2009, and $3.5 million for each of the fiscal years ended September 30, 2008 and 2007, include compensation, bonuses and benefits paid to officers and employees of Inergy GP and its affiliates.

As of September 30, 2009, Holdings owns an aggregate 8.6% interest in Inergy, inclusive of ownership of the Non-Managing General Partner and Managing General Partner. This ownership is comprised of an approximate 0.8% general partnership interest and a 7.8% limited partnership interest. The Company also owns all of the incentive distribution rights provided for in the Inergy partnership agreement, which entitles Holdings to receive increasing percentages, up to 48%, of any cash distributed by Inergy in excess of $0.33 per unit in any quarter.

Nature of Operations

Inergy is engaged primarily in the sale, distribution, storage, marketing, trading, processing and fractionation of propane, natural gas and other natural gas liquids. The retail market is seasonal because propane is used primarily for heating in residential and commercial buildings, as well as for agricultural purposes. Inergy’s operations are primarily concentrated in the Midwest, Northeast and South regions of the United States.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Inergy Holdings, L.P., its wholly owned subsidiaries, Inergy Partners, LLC (“Partners”), Inergy GP, LLC (“GP”), IPCH Acquisition Corp. (“IPCHA”) and its controlled subsidiary, Inergy. IPCHA is a subsidiary created as a result of transactions with Inergy. All significant intercompany transactions, including distribution income, and balances have been eliminated in consolidation.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Reclassifications

The consolidated balance sheet for the year ended September 30, 2008 reflects an increase to both accounts receivable and accounts payable of $9.8 million. Certain other prior period amounts have been reclassified to conform to the current period presentation. These reclassifications had no effect on net income.

Note 2. Summary of Significant Accounting Policies

Financial Instruments and Price Risk Management

Inergy utilizes certain derivative financial instruments to (i) manage its exposure to commodity price risk, specifically, the related change in the fair value of inventories, as well as the variability of cash flows related to forecasted transactions; (ii) to ensure adequate physical supply of commodity will be available; and (iii) manage its exposure to interest rate risk associated with fixed rate borrowings. Inergy records all derivative instruments on the balance sheet as either assets or liabilities measured at fair value. Changes in the fair value of these derivative financial instruments are recorded either through current earnings or as other comprehensive income, depending on the type of transaction.

Inergy is party to certain commodity derivative financial instruments that are designated as hedges of selected inventory positions, and qualify as fair value hedges. Inergy is also party to certain interest rate swap agreements designed to manage interest rate risk exposure. Inergy’s overall objective for entering into fair value hedges is to manage its exposure to fluctuations in commodity prices and changes in the fair market value of its inventories and fixed rate borrowings. These derivatives are recorded at fair value on the balance sheet as price risk management assets or liabilities and the related change in fair value is recorded to earnings in the current period as cost of product sold. Any ineffective portion of the fair value hedges is recognized as cost of product sold in the current period. Inergy recognized a $0.2 million net gain in the year ended September 30, 2009, related to the ineffective portion of its fair value hedging instruments. In addition, for the year ended September 30, 2009, Inergy recognized a net loss of $0.1 million related to the portion of fair value hedging instruments that it excluded from its assessment of hedge effectiveness.

Inergy also enters into derivative financial instruments that qualify as cash flow hedges, which hedge the exposure of variability in expected future cash flows predominantly attributable to forecasted purchases to supply fixed price sale contracts. These derivatives are recorded on the balance sheet at fair value as price risk management assets or liabilities. The effective portion of the gain or loss on these cash flow hedges is recorded in other comprehensive income in partner’s capital and reclassified into earnings in the same period in which the hedge transaction affects earnings. Any ineffective portion of the gain or loss is recognized as cost of product sold in the current period. The Company’s Accumulated other comprehensive income (loss) related to its investment in Inergy was $1.7 million and $(1.9) million at September 30, 2009 and 2008, respectively.

Inergy’s policy is to offset fair value amounts of derivative instruments and cash collateral paid or received with the same counterparty under a master netting arrangement.

The cash flow impact of derivative financial instruments is reflected as cash flows from operating activities in the consolidated statements of cash flows.

Revenue Recognition

Sales of propane, other liquids and salt are recognized at the time product is shipped or delivered to the customer depending on the sales terms. Gas processing and fractionation fees are recognized upon delivery of the product. Revenue from the sale of propane appliances and equipment is recognized at the later of the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service. Revenue from storage contracts is recognized during the period in which storage services are provided.

Expense Classification

Cost of product sold consists of tangible products sold including all propane and other natural gas liquids, salt and all propane related appliances. Operating and administrative expenses consist of all expenses incurred by the Company other than those described above in cost of product sold and depreciation and amortization. Certain of Inergy’s operating and administrative expenses and depreciation and amortization are incurred in the distribution of its product sales and storage sale but are not included in cost of product sold. These amounts were $134.6 million, $131.0 million and $114.7 million during the years ended September 30, 2009, 2008 and 2007, respectively.

Credit Risk and Concentrations

Inergy is both a retail and wholesale supplier of propane gas. Inergy generally extends unsecured credit to its wholesale customers in the United States and Canada. In addition, Inergy collects margin payments from its customers to mitigate risk. Credit is generally extended to retail customers through delivery into Company and customer owned propane gas storage tanks. Provisions for doubtful accounts receivable are based on specific identification and historical collection results and have generally been within management’s expectations.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Inergy enters into netting agreements with certain wholesale customers to mitigate its credit risk. Realized gains and losses reflected in the Company’s receivables and payables are reflected at a net balance to the extent a netting agreement is in place and Inergy intends to settle on a net basis. Unrealized gains and losses reflected in the Company’s assets and liabilities from price risk management activities are reflected on a net basis to the extent a netting agreement is in place.

Two suppliers, BP Amoco Corp. (12%) and Sunoco, Inc. (11%), accounted for 23% of propane purchases during the past fiscal year. Inergy believes that contracts with these suppliers will enable it to purchase most of its supply needs at market prices and ensure adequate supply. No other single supplier accounted for more than 10% of propane purchases in the current year.

No single customer represents 10% or more of consolidated revenues. In addition, nearly all of Inergy’s revenues are derived from sources within the United States, and all of its long-lived assets are located in the United States.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Cash Equivalents

Cash equivalents consist of highly liquid investments with original maturities of less than 3 months.

Inventories

Inventories for retail operations, which mainly consist of propane gas and other liquids, are stated at the lower of cost or market and are computed using the average cost method. Wholesale propane and other liquids inventories are designated under a fair value hedge program and are consequently marked to market. Propane and other liquids inventories being hedged and carried at market value at September 30, 2009 and 2008 amount to $53.7 million and $36.4 million, respectively. Inventories for midstream operations are stated at the lower of cost or market and are computed predominantly using the average cost method.

Shipping and Handling Costs

Shipping and handling costs are recorded as part of cost of product sold at the time product is shipped or delivered to the customer except as discussed in “Expense Classification.”

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, as follows:

Years
Buildings and improvements	25–40
Office furniture and equipment	3–10
Vehicles	5–10
Tanks and plant equipment	5–30

Salt deposits are depleted on a unit of production method.

Inergy reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances are present, a loss is recognized if the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Inergy has determined that no impairment exists as of September 30, 2009. See Note 4 for a discussion of assets held for sale at September 30, 2009 and 2008.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Identifiable Intangible Assets

The Company has recorded certain identifiable intangible assets, including customer accounts, covenants not to compete, trademarks, deferred financing costs and deferred acquisition costs. Customer accounts, covenants not to compete, and trademarks have arisen from the various acquisitions by Inergy. Deferred financing costs represent financing costs incurred in obtaining financing and are being amortized over the term of the related debt. Deferred acquisition costs represent costs incurred on acquisitions that Inergy is actively pursuing. Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so.

Certain intangible assets are amortized on a straight-line basis over their estimated economic lives, as follows:

Years
Customer accounts	15
Covenants not to compete	2–10
Deferred financing costs	1–10

Trademarks have been assigned an indefinite economic life and are not being amortized, but are subject to an annual impairment evaluation.

Estimated amortization, including amortization of deferred financing costs reported as interest expense, for the next five years ending September 30, is as follows (in millions):

Year Ending September 30,
2010	$30.0
2011	27.5
2012	25.8
2013	25.6
2014	25.4

Goodwill

Goodwill is recognized for various acquisitions by Inergy as the excess of the cost of the acquisitions over the fair value of the related net assets at the date of acquisition. Goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test.

In connection with the goodwill impairment evaluation, Inergy identified five reporting units. The carrying value of each reporting unit is determined by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of the evaluation on a specific identification basis. To the extent a reporting unit’s carrying value exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the second step of the impairment test must be performed. In the second step, the implied fair value of the goodwill is determined by allocating the fair value to all of its assets (recognized and unrecognized) and liabilities to its carrying amount.

Inergy has completed the impairment test for each of its reporting units and determined that no impairment existed as of September 30, 2009.

Income Taxes

The earnings of the Company, its limited liability subsidiaries and Inergy are included in the Federal and state income tax returns of the individual members or partners. However, legislation in certain states allows for taxation of partnerships, and as such, certain state taxes for Inergy have been included in the accompanying financial statements as income taxes due to the nature of the tax in those particular states. In addition, Federal and state income taxes are provided on the earnings of the subsidiaries incorporated as taxable entities (IPCHA and Services). The Company is required to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using expected rates in effect for the year in which differences are expected to reverse.

Net earnings for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax basis and the financial reporting basis of assets and liabilities and the taxable income allocation requirements under the partnership agreement.

Sales Tax

The Company accounts for the collection and remittance of all taxes on a net tax basis. As a result, these amounts are not reflected in the consolidated statements of operations.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Customer Deposits

Customer deposits primarily represent cash received by Inergy from wholesale and retail customers for propane purchased under contract that will be delivered at a future date.

Computer Software Costs

The Company includes costs associated with the acquisition of computer software in property, plant and equipment. Inergy amortizes computer software costs on a straight-line basis over expected periods of benefit, which generally are five years.

Fair Value

Cash and cash equivalents, accounts receivable (net of reserve for bad debts) and payables are carried at cost, which approximates fair value due to their liquid and short-term nature. As of September 30, 2009, the estimated fair value of Inergy’s fixed-rate Senior Notes, based on available trading information, totaled $1,041.3 million compared with the aggregate principal amount at maturity of $1,050.0 million. Inergy’s credit agreement (“Credit Agreement”) consists of a $75 million revolving working capital facility (“Working Capital Facility”) and a $350 million revolving acquisition facility (“Acquisition Facility”). The carrying value of amounts outstanding under the Credit Agreement of $27.2 million at September 30, 2009, approximate fair value due primarily to the floating interest rate associated with the Credit Agreement.

Holdings’ credit agreement (“Bank Facility”) consists of a $14 million revolver for Inergy Holdings, L.P. and a $6 million revolver for IPCH Acquisition Corp. The carrying value of amounts outstanding under the Bank Facility of $6.5 million at September 30, 2009, approximate fair value due primarily to the floating interest rate associated with the Bank Facility. The carrying value of Holdings’ $25 million term loan with a bank (“Term Loan”) at September 30, 2009, approximates fair value due primarily to the floating interest rate associated with the Term Loan.

Comprehensive Income (Loss)

Comprehensive income includes net income and other comprehensive income, which is solely comprised of the Company’s allocation of Inergy’s unrealized gains and losses on derivative financial instruments. Accumulated other comprehensive income (loss) at September 30, 2009, 2008 and 2007 was $1.7 million, $(1.9) million and $1.7 million, respectively, and consisted entirely of the allocation of Inergy’s unrealized gains (losses) on derivative instruments.

Inergy records the effective portion of the unrealized gains and losses on its derivative financial instruments that qualify as cash flow hedges as other comprehensive income.

Interest of Non-controlling Partners in Inergy, L.P.

Cash investments by third parties are recorded as an increase in the interest of non-controlling partners in Inergy, L.P. in the consolidated balance sheets. Gains are recognized at the dates cash investments are made unless the third-party investors are entitled to a preferential return on their investments.

Income Per Unit

The Company calculates basic net income per limited partner unit by dividing net income applicable to partners’ common interest, after considering priority distributions, by the weighted average number of units outstanding. Diluted net income per limited partner unit is computed by dividing net income, after considering priority distributions, by the weighted average number of units outstanding and the effect of dilutive units granted under the Long Term Incentive Plan.

Accounting for Unit-Based Compensation

The Company and Inergy each have a unit-based employee compensation plan and all share-based payments to employees, including grants of employee stock options, are recognized in the income statement based on their fair values.

The amount of compensation expense recorded by Inergy during the years ended September 30, 2009, 2008 and 2007 was $3.1 million, $3.5 million and $0.7 million, respectively. The compensation expense for the years ended September 30, 2009, 2008 and 2007, includes $1.4 million, $1.1 million and $0.3 million, respectively, of unit-based compensation expense on Inergy Holdings, L.P. units.

Segment Information

There are certain accounting requirements that establish standards for reporting information about operating segments, as well as related disclosures about products and services, geographic areas, and major customers. Further, they define operating segments as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and assessing performance. In determining its reportable segments, Inergy examined the way it organizes its business internally for making operating decisions and assessing business performance. See Note 15 for disclosures related to the Company’s propane and midstream segments.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Recently Issued Accounting Pronouncements

FASB Accounting Standards Codification Subtopic 810-10 (“810-10”), originally issued as SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”, was issued in December 2007 and requires that accounting and reporting for minority interests will be recharacterized as non-controlling interests and classified as a component of equity. 810-10 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. 810-10 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. The adoption of 810-10 required the Company to report noncontrolling interests of $727.2 million and $572.2 million as a component of total partners’ capital and to recognize gains associated with issuances of Inergy units in the consolidated statement of partners’ capital. These gains were previously recognized in the consolidated statement of operations.

FASB Accounting Standards Codification Subtopic 260-10 (“260-10”), originally issued as FSP EITF Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” was ratified in June 2008 and applies to the calculation of earnings per share (“EPS”) under FASB Accounting Standards Codification Subtopic 260-10 (“260-10”), originally issued as SFAS 128, “Earnings Per Share” for share-based payment awards with rights to dividends or dividend equivalents. 260-10 states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and shall be included in the computation of EPS pursuant to the two-class method. The adoption of 260-10 did not have a significant impact on the Company’s earnings per unit calculation.

FASB Accounting Standards Codification Subtopic 825-10 (“825-10”), originally issued as SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” was issued in February 2007 to permit entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The Company adopted 825-10 on October 1, 2008. The adoption of 825-10 did not have an impact on the Company’s financial statements.

FASB Accounting Standards Codification Subtopic 820-10 (“820-10”), originally issued as SFAS No. 157, “Fair Value Measurements” was issued in September 2006 to define fair value, establish a framework for measuring fair value according to generally accepted accounting principles, and expand disclosures about fair value measurements. The Company adopted 820-10 on October 1, 2008. The adoption of 820-10 required certain additional footnote disclosures (Note 6), however, it did not have a significant impact on any amounts comprising the consolidated balance sheets, consolidated statements of operations, consolidated statements of partners’ capital or the consolidated statements of cash flows.

FASB Accounting Standards Codification Subtopic 210-20 (“210-20”), originally issued as FASB Staff Position No. FIN 39-1, “Amendment of FASB Interpretation No. 39” was issued in April 2007 to permit companies to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable), or the obligation to return cash collateral (a payable), against fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting agreement. In addition, upon the adoption, companies are permitted to change their accounting policy to offset or not offset fair value amounts recognized for derivative instruments under master netting arrangements. The Company adopted 210-20 on October 1, 2008 and elected to change its accounting policy for derivative instruments executed with the same counterparty under a master netting agreement. Inergy’s policy is to offset fair value amounts of derivative instruments and cash collateral paid or received with the same counterparty under a master netting arrangement. This change in accounting policy has been presented retroactively. The adoption of 210-20 had the following impact on the September 30, 2008 consolidated balance sheet (in millions):

	Original Value	Adjustment	Adjusted Value
Assets from price risk management activities	$79.2	$(45.9)	$33.3
Prepaid expenses and other current assets	46.9	(24.2)	22.7
Accrued expenses	89.6	(20.6)	69.0
Customer deposits	96.5	(8.8)	87.7
Liabilities from price risk management activities	97.7	(40.7)	57.0

FASB Accounting Standards Codification Subtopic 815-10 (“815-10”), originally issued as SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” was issued in March 2008 and applies to all derivative instruments and related hedged items. 815-10 requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. The Company adopted 815-10 on March 31, 2009. The adoption of 815-10 required certain additional disclosures (Note 5), however, it did not impact any amounts comprising the consolidated balance sheets, consolidated statements of operations, consolidated statements of partners’ capital or the consolidated statements of cash flows.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

FASB Accounting Standards Codification Subtopic 805-10 (“805-10”), originally issued as SFAS No. 141 (revised 2007), “Business Combinations” was issued in December 2007 and establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. 805-10 also establishes disclosure requirements designed to enable users to evaluate the nature and financial effects of the business combination. 805-10 is required to be adopted by the Company for business combinations for which the acquisition date is on or after October 1, 2009.

In May 2009, the FASB issued FASB Accounting Standards Codification Subtopic 855-10 (“855-10”), originally issued as SFAS No. 165, “Subsequent Events”. 855-10 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company adopted 855-10 on June 30, 2009. The adoption of 855-10 required the Company to disclose the date through which subsequent events have been evaluated and the basis for that date (Note 19). The adoption of 855-10 did not impact any amounts comprising the consolidated balance sheets, consolidated statements of operations, consolidated statements of partners’ capital or the consolidated statements of cash flows.

In June 2009, the FASB issued FASB Accounting Standards Codification Subtopic 105-10 (“105-10”), originally issued as SFAS 168, “The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles”, to supersede FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, and reorganize the standards applicable to financial statements of nongovernmental entities that are presented in conformity with GAAP. The purpose of the codification was to provide a single source of authoritative nongovernmental GAAP literature. The codification was not intended to create new accounting standards or guidance. While the codification includes portions of SEC content related to matters within the basic financial statements for user convenience, it does not contain all SEC guidance on accounting topics, and does not replace any SEC rules or regulations. The Company adopted 105-10 on September 30, 2009. The adoption of 105-10 did not impact any amounts comprising the consolidated balance sheets, consolidated statements of operations, consolidated statements of partners’ capital or the consolidated statements of cash flows.

Note 3. Acquisitions

During the fiscal year ended September 30, 2009, Inergy made three retail acquisitions, including the Blu-Gas group of companies (“Blu-Gas”), Newton’s Gas Service, Inc. (“Newton’s Gas”) and F.G. White Company, Inc. (“F.G. White”). The aggregate purchase price of these acquisitions, net of cash acquired, was $11.8 million. This amount does not include $0.3 million paid in fiscal 2009 for acquisitions that closed in the previous year. The purchase price allocation for these acquisitions has been prepared on a preliminary basis pending final asset valuation and asset rationalization, and changes are expected when additional information becomes available. The Company finalized its purchase price allocation of the 2008 US Salt acquisition during 2009. This allocation resulted in an increase to property, plant and equipment of $69.4 million and an increase to intangible assets of $3.6 million, with a corresponding decrease to goodwill of $73.0 million. Other purchase accounting adjustments recorded in fiscal 2009 resulted in a net increase to goodwill of $4.3 million. Changes to reflect final asset valuation of other prior fiscal year acquisitions have been included in the Company’s consolidated financial statements but are not material.

U.S. GAAP requires that for any material business combination or disposition of assets, pro-forma information must be disclosed. The fiscal 2009 acquisitions were not considered material.

The operating results for these acquisitions are included in the consolidated results of operations from the dates of acquisition through September 30, 2009.

As a result of the fiscal 2009 acquisitions, Inergy acquired $0.7 million of goodwill and $9.5 million of intangible assets, consisting of the following (in millions):

Customer accounts	$6.8
Noncompetition agreements	2.7

Total intangible assets	$9.5

The amounts provided above relate solely to acquisitions that closed in fiscal 2009. The amounts disclosed in the supplemental schedule of noncash investing and financing activities in the consolidated statement of cash flows relate to amounts recorded during 2009, which related to acquisitions that closed in fiscal 2009 and 2008.

The weighted average amortization period of amortizable intangible assets acquired during the year ended September 30, 2009, is approximately thirteen years.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Note 4. Certain Balance Sheet Information

Inventories

Inventories consist of the following at September 30, 2009 and 2008, respectively (in millions):

	September 30,
	2009	2008
Propane gas and other liquids	$81.3	$83.9
Appliances, parts and supplies	14.8	15.3
Salt finished goods	0.4	0.7

Total inventory	$96.5	$99.9

Property, Plant and Equipment

Property, plant and equipment consists of the following at September 30, 2009 and 2008, respectively (in millions):

	September 30,
	2009	2008
Tanks and plant equipment	$916.7	$713.8
Buildings and improvements	323.6	265.6
Vehicles	107.7	104.5
Construction in process	136.0	166.5
Salt deposits	41.6	—
Office furniture and equipment	29.6	24.6

	1,555.2	1,275.0
Less: accumulated depreciation	327.9	244.7

Total property, plant and equipment, net	$1,227.3	$1,030.3

Depreciation expense totaled $88.6 million, $73.7 million, and $59.7 million for the years ended September 30, 2009, 2008 and 2007, respectively. Depletion expense totaled $0.2 million for the year ended September 30, 2009.

The tanks and plant equipment balances above include tanks owned by the Company that reside at customer locations. The leases associated with these tanks are accounted for as operating leases. These tanks have a value of $424.0 million with an associated accumulated depreciation balance of $89.3 million at September 30, 2009.

At September 30, 2009 and 2008, Inergy capitalized interest of $14.8 million and $5.5 million, respectively, related to certain midstream asset expansion projects.

The property, plant and equipment balances above at September 30, 2009 and 2008 include $2.0 million and $4.5 million, respectively, of propane operations assets deemed held for sale. These assets were identified primarily as a result of losses due to disconnecting customer installations of unprofitable accounts due to low margins, poor payment history or low volume usage. As a result, the carrying value of these assets was reduced to their estimated recoverable value less anticipated disposition costs, resulting in losses of $4.9 million and $11.5 million for the years ended September 30, 2009 and 2008, respectively. The $4.9 million and $11.5 million charges are included as components of operating income as losses on disposal of assets. When aggregated with other realized losses, such amounts totaled $5.2 million and $11.5 million, respectively.

Intangible Assets

Intangible assets consist of the following at September 30, 2009 and 2008, respectively (in millions):

	2009	2008
Customer accounts	$277.4	$266.7
(accumulated amortization – customer accounts)	(82.6)	(64.8)
Covenants not to compete	72.5	72.2
(accumulated amortization – covenants not to compete)	(35.5)	(29.9)
Deferred financing and other costs	34.7	28.9
(accumulated amortization – deferred financing costs)	(15.3)	(11.1)
Trademarks	26.2	26.3

Total intangible assets, net	$277.4	$288.3

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Amortization and interest expense associated with the above described intangible assets at September 30, 2009, 2008 and 2007 amounted to $30.3 million, $26.8 million and $26.2 million, respectively.

Note 5. Risk Management

Inergy is exposed to certain market risks related to its ongoing business operations. These risks include exposure to changing commodity prices as well as fluctuations in interest rates. Inergy utilizes derivative instruments to manage its exposure to fluctuations in commodity prices, which is discussed more fully below. Inergy also utilizes derivative instruments to manage its exposure to fluctuations in interest rates, which is discussed more fully in Note 7. Additional information related to derivatives is provided in Note 2 and Note 6.

Commodity Derivative Instruments and Price Risk Management

Risk Management Activities

Inergy sells propane and other commodities to energy related businesses and may use a variety of financial and other instruments including forward contracts involving physical delivery of propane. Inergy will enter into offsetting positions to hedge against the exposure its customer contracts create. Inergy does not designate these instruments as hedging instruments. These instruments are marked to market with the changes in the market value reflected in cost of product sold. Inergy attempts to balance its contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. This balance in the contractual portfolio significantly reduces the volatility in cost of product sold related to these instruments. However, immaterial net unbalanced positions can exist or are established based on assessment of anticipated short-term needs or market conditions.

Cash Flow Hedging Activity

Inergy sells propane and heating oil to retail customers at fixed prices. Inergy will enter into derivative instruments to hedge a significant portion of its exposure to fluctuations in commodity prices as a result of selling the fixed price contracts. These instruments are identified and qualify to be treated as cash flow hedges. This accounting treatment requires the effective portion of the gain or loss on the derivative to be reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

Fair Value Hedging Activity

Inergy will enter into derivative instruments to hedge its exposure to fluctuating commodity prices that results from maintaining its wholesale propane and other liquids inventory. Those instruments qualify to be treated as fair value hedges. This accounting treatment requires the fair value changes in both the derivative instruments and the hedged inventory to be recorded in cost of product sold.

Commodity inventory held in bulk storage facilities is not expected to be sold in the immediate future and is hedged in order to minimize exposure to fluctuations in commodity prices. Commodity inventory held at retail locations is not hedged as this inventory is expected to be sold in the immediate future and is therefore not exposed to fluctuations in commodity prices over an extended period of time.

Commodity Price and Credit Risk

Notional Amounts and Terms

The notional amounts and terms of Inergy’s derivative financial instruments include the following at September 30, 2009, and September 30, 2008 (in millions):

	September 30, 2009		September 30, 2008
	Fixed Price Payor	Fixed Price Receiver	Fixed Price Payor	Fixed Price Receiver
Propane, crude and heating oil (barrels)	6.8	6.5	8.9	7.5
Natural gas (MMBTU’s)	—	—	0.7	—

Notional amounts reflect the volume of transactions, but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not reflect Inergy’s monetary exposure to market or credit risks.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Fair Value of Derivative Instruments

The following tables detail the amount and location on the Company’s consolidated balance sheets and consolidated statements of operations related to all of its derivatives (in millions):

	Amount of Gain (Loss) Recognized in Net Income from Derivatives	Amount of Gain (Loss) Recognized in Net Income on Item Being Hedged
	Year Ended September 30, 2009
Derivatives in fair value hedging relationships:
Commodity (a)	$(12.3)	$12.5
Debt (b)	3.7	(3.7)

Total fair value of derivatives	$(8.6)	$8.8

	Amount of Gain (Loss) Recognized in Inergy’s OCI on Effective Portion of Derivatives	Amount of Gain (Loss) Reclassified from Inergy’s OCI to Net Income	Amount of Gain (Loss) Recognized in Net Income on Ineffective Portion of Derivatives & Amount Excluded from Testing
	Year Ended September 30, 2009
Derivatives in cash flow hedging relationships:
Commodity (c)	$11.8	$(24.5)	$—

Amount of Gain (Loss) Recognized in Net Income from Derivatives
Year Ended September 30, 2009
Derivatives not designated as hedging instruments:
Commodity (d)	$15.0

(a)	The gain (loss) on both the derivative and the item being hedged are located in cost of product sold in the consolidated statements of operations.
(b)	The gain (loss) on both the derivative and the item being hedged are located in interest expense in the consolidated statements of operations.
(c)	The gain (loss) on the amount reclassified from Inergy’s OCI into income, the ineffective portion and the amount excluded from effectiveness testing are included in cost of product sold.
(d)	The gain (loss) is recognized in cost of product sold.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

The following table summarizes the change in the unrealized fair value of energy derivative contracts related to risk management activities for the years ended September 30, 2009 and 2008 where settlement has not yet occurred (in millions):

	Year Ended September 30,
	2009	2008
Net fair value gain (loss) of contracts outstanding at beginning of period	$(23.7)	$0.7
Net change in physical exchange contracts	1.8	(0.1)
Net changes in cash paid against outstanding positions	(10.1)	(0.5)
Change in fair value of contracts attributable to market movement during the period	8.9	(9.9)
Realized gains (losses)	17.6	(13.9)

Net fair value of contracts outstanding at end of period	$(5.5)	$(23.7)

All contracts subject to price risk had a maturity of twenty-one months or less, however, the majority of contracts expire within twelve months.

Credit Risk

Inherent in Inergy’s contractual portfolio are certain credit risks. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. Inergy takes an active role in managing credit risk and has established control procedures, which are reviewed on an ongoing basis. Inergy attempts to minimize credit risk exposure through credit policies and periodic monitoring procedures as well as through customer deposits, letters of credit and entering into netting agreements that allow for offsetting counterparty receivable and payable balances for certain financial transactions, as deemed appropriate. The counterparties associated with assets from price risk management activities as of September 30, 2009 and 2008, were propane retailers, resellers, energy marketers and dealers.

Certain of Inergy’s derivative instruments have credit limits that require Inergy to post collateral. The amount of collateral required to be posted is a function of the net liability position of the derivative as well as Inergy’s established credit limit with the respective counterparty. If Inergy’s credit rating were to change, the counterparties could require it to post additional collateral. The amount of additional collateral that would be required to be posted would vary depending on the extent of change in Inergy’s credit rating as well as the requirements of the individual counterparty. The aggregate fair value of all commodity derivative instruments with credit-risk-related contingent features that are in a liability position on September 30, 2009, is $17.3 million for which Inergy has posted collateral of $5.4 million in the normal course of business. Inergy has received collateral of $9.6 million in the normal course of business on contracts with a gross value of $60.6 million. All collateral amounts have been netted against the asset or liability with the respective counterparty.

Note 6. Fair Value Measurements

FASB Accounting Standards Codification Subtopic 820-10 (“820-10”) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). The three levels of the fair value hierarchy are as follows:

•

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and US government treasury securities.

•

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over the counter (“OTC”) forwards, options and physical exchanges.

•

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

As of September 30, 2009, Inergy held certain assets and liabilities that are required to be measured at fair value on a recurring basis. These included Inergy’s derivative instruments related to propane, heating oil, crude oil, natural gas, natural gas liquids and interest rates as well as the portion of inventory that is hedged in a qualifying fair value hedge. Inergy’s derivative instruments consist of forwards, swaps, futures, physical exchanges and options.

Certain of the Inergy’s derivative instruments are traded on the NYMEX. These instruments have been categorized as level 1.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Inergy’s derivative instruments also include OTC contracts, which are not traded on a public exchange. The fair values of these derivative instruments are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. These instruments have been categorized as level 2.

Inergy’s inventory that is the hedged item in a qualifying fair value hedge is valued based on prices quoted from observable sources and verified with broker quotes. This inventory has been categorized as level 2.

Inergy’s OTC options are valued based on an internal option model. The inputs utilized in the model are based on publicly available information as well as broker quotes. These options have been categorized as level 3.

The following table sets forth by level within the fair value hierarchy Inergy’s assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2009 (in millions). The assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Inergy’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Fair Value of Derivatives
	Level 1	Level 2	Level 3	Total	Designated as Hedges	Not Designated as Hedges	Netting Agreements(a)	Total
Assets
Assets from price risk management	$1.2	$58.5	$0.9	$60.6	$12.8	$47.8	$(36.8)	$23.8
Inventory	—	53.7	—	53.7	—	—	—	53.7
Interest rate swap	—	5.6	—	5.6	5.6	—	—	5.6

Total assets at fair value	$1.2	$117.8	$0.9	119.9	$18.4	$47.8	$(36.8)	$83.1

Liabilities
Liabilities from price risk management	$5.7	$44.0	$1.1	$50.8	$8.1	$42.7	$(21.5)	$29.3

(a)

Amounts represent the impact of legally enforceable master netting agreements that allow Inergy to settle positive and negative positions as well as cash collateral held or placed with the same counterparties.

For assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period, 820-10 requires a reconciliation of the beginning and ending balances, separated for each major category of assets. The reconciliation is as follows (in millions):

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Year Ended September 30, 2009
Beginning balance of OTC options	$1.8
Beginning balance recognized during the period	(1.8)
Change in value of contracts executed during the period	(0.2)

Ending balance of OTC options	$(0.2)

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Note 7. Long-Term Debt

Long-term debt consisted of the following at September 30, 2009 and 2008, respectively (in millions):

	September 30,
	2009	2008
Inergy credit agreement	$27.2	$247.0
Inergy senior unsecured notes	1,050.0	825.0
Inergy fair value hedge adjustment on senior unsecured notes	5.6	1.9
Inergy bond premium	3.3	3.8
Inergy bond discount	(19.7)	—
ASC credit agreement	8.3	10.9
Inergy obligations under noncompetition agreements and notes to former owners of businesses acquired	18.6	18.0
Holdings bank facility	6.5	7.6
Holdings term loan	25.0	25.0

Total debt	1,124.8	1,139.2
Less: current portion	22.0	60.5

Total long-term debt	$1,102.8	$1,078.7

On August 9, 2005, the Company entered into a $25 million term loan with a bank (“Term Loan”). The maturity date of the Term Loan was August 9, 2008. In January 2008, the Company amended the Term Loan to extend the maturity date to 2011. The amended Term Loan continues to be collateralized by certain of the Company’s interests in Inergy and is guaranteed by IPCHA. The proceeds from the original loan were used to acquire 769,941 special units in Inergy in connection with the acquisition of the rights to the Phase II expansion project of the Stagecoach acquisition. The Term Loan contains several covenants which, among other things, require the maintenance of various financial performance ratios, restrict the payment of distributions to unitholders, and require financial reports to be submitted periodically to the financial institutions.

On July 22, 2005, the Company executed a credit agreement (“Bank Facility”) with a bank that consisted of a $15 million working capital revolver for Holdings and a $5 million working capital revolver for IPCHA. The maturity date of the Bank Facility was July 22, 2008. In January 2008, the Company amended the Bank Facility to extend the maturity date to 2011. The aggregate borrowing capacity under the amended Bank Facility remains at $20 million, but now consists of a $14 million revolver for Holdings and a $6 million revolver for IPCHA. The Bank Facility also continues to be collateralized by certain of the Company’s interests in Inergy and is guaranteed by Partners. The interest rates of these revolvers are based on prime rate and LIBOR plus the applicable spreads, which was 1.76% at September 30, 2009 for all outstanding debt under the Bank Facility. At September 30, 2009, borrowings outstanding under the Bank Facility were $6.5 million. The Bank Facility contains several covenants which, among other things, require the maintenance of various financial performance ratios, restrict the payment of distributions to unitholders, and require financial reports to be submitted periodically to the financial institutions.

Inergy’s Credit Agreement

Inergy’s Credit Agreement consists of a $75 million revolving Working Capital Facility and a $350 million revolving Acquisition Facility. The effective amount of working capital borrowing capacity available to Inergy under the two facilities is $200 million utilizing capacity under the acquisition credit facility for working capital needed during the winter heating season. The Credit Agreement is guaranteed by each of Inergy’s wholly-owned domestic subsidiaries. Inergy’s obligations under this Credit Agreement are secured by liens and mortgages on their real and personal property. This Credit Agreement matures on November 10, 2010.

Inergy is required to reduce the principal outstanding on the Working Capital Facility to $10 million or less for a minimum of 30 consecutive days during the period commencing March 1 and ending September 30. As such, $10 million of the outstanding balance at September 30, 2009 and 2008 have been classified as a long-term liability in the accompanying consolidated balance sheets. At September 30, 2009, the balance outstanding under the Credit Agreement was $27.2 million, with the entire balance borrowed for working capital purposes. At September 30, 2008, the balance outstanding under the Credit Agreement was $247.0 million, including $182.0 million borrowed for acquisitions and growth capital expenditures and $65.0 million borrowed for working capital purposes. Lehman Commercial Paper, Inc. (“Lehman CP”), a subsidiary of Lehman Brothers Holdings, Inc., holds a $25 million lender commitment within Inergy’s Credit Agreement and filed for Chapter 11 Bankruptcy on October 5, 2008. Inergy does not plan for the Lehman lender commitment to be available for the remainder of the term of the Credit Agreement. The interest rates of these revolvers are based on prime rate and LIBOR plus the applicable spreads, which were between 2.0% and 3.5% at September 30, 2009, and between 4.24% and 5.46% at September 30, 2008, for all outstanding debt under the Credit Agreement. Unused borrowings under the Credit Agreement amounted to $381.1 million and $154.4 million at September 30, 2009 and 2008, respectively. Outstanding standby letters of credit under the Credit Agreement amounted to $16.7 million and $23.6 million at September 30, 2009 and 2008, respectively.

As discussed in Note 19, Inergy now has a $450 million general partnership revolving credit facility for acquisitions, capital expenditures and general partnership purposes and a $75 million revolving working capital facility.

At September 30, 2009, the Company was in compliance with all of its debt covenants.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Senior Unsecured Notes

2014 Senior Notes

On December 22, 2004, Inergy and its wholly-owned subsidiary, Inergy Finance Corp (“Finance Corp.” and together with Inergy, the “Issuers”), completed a private placement of $425 million in aggregate principal amount of 6.875% senior unsecured notes due 2014 (the “2014 Senior Notes”). The 2014 Senior Notes contain covenants similar to the Credit Agreement. The net proceeds were used to repay outstanding indebtedness.

The 2014 Senior Notes represent senior unsecured obligations and rank pari passu in right of payment with all of Inergy’s other present and future senior indebtedness. The 2014 Senior Notes are fully, unconditionally, jointly and severally guaranteed by all of Inergy’s wholly-owned current domestic subsidiaries. Also, Inergy has no independent assets or operations, and subsidiaries not guaranteeing the indenture are minor. Accordingly, condensed consolidating financial information for the parent and subsidiaries is not presented.

On October 26, 2005, Inergy completed an offer to exchange the 2014 Senior Notes for $425 million of 6.875% senior notes due 2014 (the “2014 Exchange Notes”) that are registered and do not carry transfer restrictions, registration rights and provisions for additional interest. The 2014 Exchange Notes did not provide Inergy with any additional proceeds and satisfied its obligations under the registration rights agreement.

The 2014 Senior Notes are redeemable, at Inergy’s option, in whole or in part, at any time on or after December 15, 2009, in each case at the redemption prices described in the table below, together with any accrued and unpaid interest to the date of the redemption.

Year	Percentage
2009	103.438%
2010	102.292%
2011	101.146%
2012 and thereafter	100.000%

Interest Rate Swaps

Inergy is party to six interest rate swap agreements scheduled to mature in December 2014, each designed to hedge $25 million in underlying fixed rate senior unsecured notes in order to manage interest rate risk exposure. These swap agreements, which expire on the same date as the maturity date of the related senior unsecured notes due 2014 and contain call provisions consistent with the underlying senior unsecured notes, require the counterparty to pay the Company an amount based on the stated fixed interest rate due every six months. In exchange, Inergy is required to make semi-annual floating interest rate payments on the same dates to the counterparty based on an annual interest rate equal to the 6-month LIBOR interest rate plus spreads between 0.92% and 2.20% applied to the same notional amount of $150 million. The swap agreements have been accounted for as fair value hedges. Amounts to be received or paid under the agreements are accrued and recognized over the life of the agreements as an adjustment to interest expense. The change in the market value of the interest rate swaps for the year ended September 30, 2009, was recorded as a $3.7 million decrease to interest expense. This amount was offset by a $3.7 million increase to interest expense that was recorded as a result of a change in the fair value of the hedged fixed rate debt.

2016 Senior Notes

On January 11, 2006, Inergy and its wholly owned subsidiary, Inergy Finance Corp, issued $200 million aggregate principal amount of 8.25% senior unsecured notes due 2016 (“2016 Senior Notes”) in a private placement to eligible purchasers.

The 2016 Senior Notes contain covenants similar to the 2014 Senior Notes. Inergy used the net proceeds of the offering to repay outstanding indebtedness under its revolving acquisition credit facility. The 2016 Senior Notes represent senior unsecured obligations of Inergy and rank pari passu in right of payment with all other present and future senior indebtedness of Inergy. The 2016 Senior Notes are fully, unconditionally, jointly and severally guaranteed by all of Inergy’s wholly-owned current domestic subsidiaries. Also, Inergy has no independent assets or operations, and subsidiaries not guaranteeing the indenture are minor. Accordingly, condensed consolidating financial information for the parent and subsidiaries is not presented.

On May 18, 2006, Inergy completed an offer to exchange its existing 8.25% 2016 Senior Notes for $200 million of 8.25% senior notes due 2016 (the “2016 Exchange Notes”) that are registered and do not carry transfer restrictions, registration rights and provisions for additional interest. The 2016 Exchange Notes did not provide Inergy with any additional proceeds and satisfied Inergy’s obligations under the registration rights agreement.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

The 2016 Senior Notes are redeemable, at Inergy’s option, in whole or in part, at any time on or after March 1, 2011, in each case at the redemption prices described in the table below, together with any accrued and unpaid interest to the date of the redemption.

Year	Percentage
2011	104.125%
2012	102.750%
2013	101.375%
2014 and thereafter	100.000%

In April 2008, Inergy issued an additional $200 million of senior unsecured notes as an add-on to its existing 8.25% Senior Unsecured Notes due 2016 under Rule 144A to eligible purchasers. The notes mature on March 1, 2016. The proceeds from the bond issuance were $204 million, representing a 2% premium to par value. On September 16, 2008, Inergy completed an offer to exchange the additional $200 million of 8.25% senior notes due 2016 for $200 million of 8.25% senior notes due 2016 (the “Additional 2016 Exchange Notes”) that are registered and do not carry transfer restrictions, registration rights and provisions for additional interest. The Additional 2016 Exchange Notes did not provide Inergy with any additional proceeds and satisfied its obligations under the registration rights agreement.

2015 Senior Notes

On February 2, 2009, Inergy and its wholly-owned subsidiary, Inergy Finance Corp, issued $225 million aggregate principal amount of 8.75% senior unsecured notes due 2015 (the “2015 Senior Notes”) under Rule 144A to eligible purchasers. The 8.75% notes mature on March 1, 2015, and were issued at 90.191% of the principle amount to yield 11%.

The 2015 Senior Notes contain covenants similar to the 2014 and 2016 Senior Notes. Inergy used the net proceeds of the offering to repay outstanding indebtedness under the revolving acquisition credit facility. The 2015 Senior Notes represent senior unsecured obligations of Inergy and rank pari passu in right of payment with all other present and future senior indebtedness of Inergy. The 2015 Senior Notes are fully, unconditionally, jointly and severally guaranteed by all of Inergy’s wholly-owned current domestic subsidiaries. Also, Inergy has no independent assets or operations, and subsidiaries not guaranteeing the indenture are minor. Accordingly, condensed consolidating financial information for the parent and subsidiaries is not presented.

On October 7, 2009, Inergy completed an offer to exchange its existing 8.75% 2015 Senior Notes for $225 million of 8.75% senior notes due 2015 (the “2015 Exchange Notes”) that are registered and do not carry transfer restrictions, registration rights and provisions for additional interest. The 2015 Exchange Notes did not provide Inergy with any additional proceeds and satisfied Inergy’s obligations under the registration rights agreement.

The 2015 Senior Notes are redeemable, at Inergy’s option, in whole or in part, at any time on or after March 1, 2013, in each case at the redemption prices described in the table below, together with any accrued and unpaid interest to the date of the redemption.

Year	Percentage
2013	104.375%
2014 and thereafter	100.000%

ASC Credit Agreement

Steuben Gas Storage Company, a majority-owned subsidiary of Arlington Storage Company (“ASC”) had a debt agreement in place at the time of Inergy’s acquisition of ASC (“ASC Credit Agreement”). The ASC Credit Agreement is secured by the assets of Steuben and has no recourse against the assets of Inergy. The ASC Credit Agreement is scheduled to mature in December 2015. The interest rate on half of the ASC Credit Agreement is at a fixed rate, while the other half is based on LIBOR plus the applicable spreads.

Notes Payable and Other Obligations

Non-interest bearing obligations due under noncompetition agreements and other note payable agreements consist of agreements between Inergy and certain sellers of retail propane companies acquired from fiscal years 2003 through 2009 with payments due through 2019 and imputed interest ranging from 8.0% to 9.0%. Noninterest-bearing obligations consist of $24.4 million and $22.4 million in total payments due under agreements, less unamortized discount based on imputed interest of $5.8 million and $4.4 million at September 30, 2009 and 2008, respectively.

The aggregate amounts of principal to be paid on the outstanding long-term debt and notes payable during the next five years ending September 30 and thereafter are as follows (in millions):

Long-Term Debt and Notes Payable
2010	$22.0
2011	46.1
2012	4.0
2013	3.5
2014	3.2
Thereafter	1,046.0

Total debt	$1,124.8

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Note 8. Leases

Inergy has certain noncancelable operating leases, mainly for office space and vehicles, which expire at various times over the next ten years. Certain of these leases contain terms that provide that the rental payment be indexed to published information.

Future minimum lease payments under noncancelable operating leases for the next five years ending September 30 and thereafter consist of the following (in millions):

Year Ending September 30,
2010	$10.1
2011	7.7
2012	6.3
2013	4.9
2014	3.6
Thereafter	6.2

Total minimum lease payments	$38.8

Rent expense for operating leases for the years ending September 30, 2009, 2008, and 2007, totaled $11.7 million, $10.6 million, and $9.7 million, respectively.

Note 9. Income Taxes

The provision for income taxes for the years ended September 30, 2009, 2008, and 2007 consists of the following (in millions):

	Year Ended September 30,
	2009	2008	2007
Current:
Federal	$0.5	$0.4	$0.9
State	0.8	1.0	0.8

Total current	1.3	1.4	1.7

Deferred:
Federal	0.4	—	4.3
State	—	—	0.5

Total deferred	0.4	—	4.8

Provision for income taxes	$1.7	$1.4	$6.5

The effective rate differs from the statutory rate because the income tax provision for the years ended September 30, 2009, 2008 and 2007, relates to taxable income of the corporations as discussed in Note 2.

Deferred income taxes related to IPCHA reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the deferred income taxes at September 30, 2009 and 2008 are as follows (in millions):

	September 30,
	2009	2008
Deferred tax liabilities:
Basis difference in stock of acquired company	$(21.0)	$(20.6)

Total deferred tax liability	$(21.0)	$(20.6)

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Note 10. Partners’ Capital

Quarterly Distributions of Available Cash

The partners of the Company receive a portion of the distributions earned. A summary of the distributions paid by the Company to its partners is presented below:

Year Ended September 30, 2009
Record Date	Payment Date	Per Unit Rate	Distribution Amount (in millions)
November 7, 2008	November 14, 2008	$0.217	$13.1
February 6, 2009	February 13, 2009	$0.225	13.7
May 8, 2009	May 15, 2009	$0.250	15.2
August 7, 2009	August 14, 2009	$0.260	15.8

		$0.953	$57.8

Year Ended September 30, 2008
Record Date	Payment Date	Per Unit Rate	Distribution Amount (in millions)
November 7, 2007	November 14, 2007	$0.178	$10.8
February 7, 2008	February 14, 2008	$0.187	11.3
May 8, 2008	May 15, 2008	$0.195	11.9
August 7, 2008	August 14, 2008	$0.203	12.3

		$0.763	$46.3

Year Ended September 30, 2007
Record Date	Payment Date	Per Unit Rate	Distribution Amount (in millions)
November 7, 2006	November 14, 2006	$0.125	$7.5
February 7, 2007	February 14, 2007	$0.133	8.0
May 8, 2007	May 15, 2007	$0.160	9.6
August 7, 2007	August 14, 2007	$0.170	10.2

		$0.588	$35.3

The Company’s capital is comprised primarily of its equity in Inergy and the Company’s ability to make distributions is contingent upon the distributions it receives from Inergy. While Inergy distributes all available cash, its capital is not all available for distribution.

Common Unit Offerings

In May 2007, the Company sold 4,500,000 common units in a public offering. Immediately following the closing of this offering, the Company redeemed from certain of its original investors, including certain members of its management, 4,500,000 common units for a per unit amount equal to the net proceeds per common unit the Company received in this offering before expenses. The Company immediately canceled the common units it redeemed from the original investors so that they are no longer outstanding.

In May 2010, the Company’s board of directors approved a three-for-one split of its outstanding limited partnership units. The unit split entitled unitholders of record at the close of business on May 24, 2010, to receive two additional limited partnership units for each limited partnership unit held. The split was effective June 1, 2010.

Gain on Issuance of Units in Inergy

On April 25, 2007, the Inergy special units that were issued in August 2005 to Inergy Holdings, L.P. were converted into 919,349 common units as a result of the commercial operation of the Phase II expansion of the Stagecoach natural gas storage facility. Upon this conversion, Inergy no longer had a class of equity securities that had distribution rights over any other class of equity interests. As a result, according to Staff Accounting Bulletin No. 51, the Company recognized the previously deferred gains resulting from issuances of Inergy common units to third parties at a unit price that exceeded the current carrying value of the Company’s investment in Inergy common units. Accordingly, the Company recorded a gain of $80.6 million for fiscal 2007, which is reflected as a separate item in our consolidated statements of operations.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

In March 2009, Inergy issued 4,000,000 common units representing Inergy limited partner interests. In April 2009, the underwriters exercised their option to purchase additional units and Inergy issued 418,000 common units representing limited partner interests. In August 2009, Inergy issued 3,500,000 common units representing Inergy limited partner interests. In September 2009, the underwriters exercised their option to purchase additional units and Inergy issued 525,000 common units representing limited partner interests. As permitted by FASB Accounting Standards Codification Subtopic 505-10 (originally issued as Staff Accounting Bulletin No. 51 “Accounting for Sales of Stock by a Subsidiary”), the Company recorded a gain of $8.0 million for fiscal 2009 to recognize the increase in value of its investment in Inergy.

Note 11. Long Term Incentive Plan

Inergy Holdings, L.P. Long Term Incentive Plan

The Company’s general partner sponsors the Inergy Holdings Long Term Incentive Plan (“Holdings LTIP”) for the employees, directors and consultants of our general partner and employees, directors and consultants of our affiliates who perform services for the Company. The Holdings LTIP consists of four components: restricted units, phantom units, unit appreciation rights and unit options. The Company has not granted phantom units or unit appreciation rights under the Holdings LTIP as of September 30, 2009. The Holdings LTIP permits the grant of awards covering an aggregate of 6,071,898 units. Through September 30, 2009, we have granted an aggregate of 2,340,000 unit options and 659,583 restricted units pursuant to the Holdings LTIP. The Holdings LTIP is administered by the compensation committee of the board of directors of our general partner.

Restricted Units

A restricted unit is a common unit that participates in distributions and vests over a period of time yet during such time is subject to forfeiture. The compensation committee may make grants of restricted units under the plan to employees, directors and consultants containing such terms as the compensation committee determines. The compensation committee will determine the period over which restricted units granted to participants will vest. The compensation committee, in its discretion, may base its determination upon the achievement of specified financial objectives or other events. In addition, the restricted units will vest upon a Change in Control, as defined in the plan. Distributions made on restricted units may be subjected to the same vesting provisions as the restricted unit. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s restricted units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise.

The Company granted 9,612, 646,923 and 3,048 restricted units during the years ended September 30, 2009, 2008 and 2007, respectively. The units fully vest after five years from the grant date, subject to the provisions as outlined in the restricted unit award agreement. Some of these units are subject to the achievement of certain specified performance objectives and failure to meet the performance objectives will result in forfeiture and cancellation of the restricted units.

A summary of the Company’s weighted-average grant date fair value for restricted units for the year ended September 30, 2009, is as follows:

	Weighted-Average Grant Date Fair Value	Number of Units
Non-vested at October 1, 2008	$15.56	648,951
Granted during the period ended September 30, 2009	$7.80	9,612
Vested during the period ended September 30, 2009	$15.07	1,653
Forfeited during the period ended September 30, 2009	$—	—

Non-vested at September 30, 2009	$15.45	656,910

The weighted-average grant date fair value of restricted units granted during the year ended September 30, 2008, amounted to $15.56. The weighted-average grant date fair value of restricted units granted during the year ended September 30, 2007, amounted to $16.38. No restricted units vested during the years ended September 30, 2008 and 2007. The fair value of restricted units vested during the year ended September 30, 2009, was negligible.

Phantom Units

A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a common unit. The Company has not granted phantom units under the Holdings LTIP. The compensation committee will determine the period over which phantom units granted to employees and members of our board will vest. The committee, in its discretion, may base its determination upon the achievement of specified financial objectives or other events. In addition, the phantom units will vest upon a Change in Control. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s phantom units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Unit Appreciation Rights

The Holdings LTIP permits the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess will be paid in common units or, at the discretion of the compensation committee, in cash. The Company has not granted unit appreciation rights under the Holdings LTIP. In the future, the compensation committee may determine to make grants of unit appreciation rights under the plan to employees and members of our board of directors containing such terms as the committee determines. Unit appreciation rights will have an exercise price that may be greater or less than the fair market value of the common units on the date of grant, at the discretion of the compensation committee. In general, unit appreciation rights granted will become exercisable over a period determined by the compensation committee. In addition, the unit appreciation rights will become exercisable upon a Change in Control. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s unvested unit appreciation rights will be automatically forfeited unless, and to the extent, the grant agreement or compensation committee provides otherwise.

Distribution Equivalent Rights

The compensation committee may, in its discretion, grant distribution equivalent rights (“DERs”) with respect to awards other than restricted units. DERs entitle the participant to receive cash equal to the amount of any cash distributions made by the Company during the period the Award is outstanding. Payment of a DER may be subject to the same vesting terms as the Award to which it relates.

Unit Options

Unit options issued under the Holdings LTIP have an exercise price equal to the fair market value of the units on the date of the grant. In general, unit options granted under the Holdings LTIP will become exercisable over a period determined by the compensation committee. In addition, the unit options will become exercisable upon a Change in Control. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s unvested unit options will be automatically forfeited unless, and to the extent, the option agreement or the compensation committee provide otherwise.

A summary of the Company’s unit option activity for the years ended September 30, 2009, 2008 and 2007 is as follows:

	Range of Exercise Prices	Weighted- Average Exercise Price	Number of Units
Outstanding at September 30, 2006	$7.50-$11.78	$8.13	2,023,500
Granted	$11.48-$16.95	$13.24	60,000
Exercised	$7.50	$7.50	24,000
Canceled	$7.50	$7.50	49,500

Outstanding at September 30, 2007	$7.50-$16.95	$8.30	2,010,000
Granted	$12.83-$13.39	$13.20	22,500
Exercised	$7.50	$7.50	45,000
Canceled	$7.50	$7.50	42,750

Outstanding at September 30, 2008	$7.50-$16.95	$8.39	1,944,750
Granted	—	$—	—
Exercised	$7.50	$7.50	103,500
Canceled	$7.50-$10.64	$9.28	77,250

Outstanding at September 30, 2009	$7.50-$16.43	$8.41	1,764,000

Exercisable at September 30, 2009	$7.50-$11.14	$8.25	551,625

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Information regarding options outstanding and exercisable as of September 30, 2009 is as follows:

	Outstanding			Exercisable
Range of Exercise Prices	Options Outstanding	Weighted- Average Remaining Contracted Life (years)	Weighted- Average Exercise Price	Options Exercisable	Weighted- Average Exercise Price
$7.50 - $8.47	1,351,500	5.7	$7.50	426,000	$7.50
$8.48 - $10.17	37,500	5.8	9.72	18,750	9.72
$10.17 - $11.86	330,000	6.3	11.14	106,875	10.97
$11.87 - $13.56	22,500	8.6	13.20	—	—
$13.56 - $15.25	7,500	7.9	14.99	—	—
$15.26 - $16.95	15,000	7.6	16.43	—	—

	1,764,000	5.9	$8.41	551,625	$8.25

The weighted-average remaining contract life for options outstanding and exercisable at September 30, 2009 was approximately 6 years. The fair value of each option grant was estimated as of the grant date using the Black-Scholes option pricing model using the assumptions outlined in the table below. Expected volatility was based on a combination of historical and implied volatilities of the Company’s stock over a period at least as long as the options’ expected term. The expected life represents the period of time that the options granted are expected to be outstanding. The risk-free rate is based on the applicable U.S. Treasury yield curve in effect at the time of the grant of the share options.

	2009	2008	2007
Weighted average fair value of options granted	$—	$1.33	$2.45
Expected volatility	0.389	0.231	0.234
Distribution yield	6.7%	9.6%	4.3%
Expected life of option in years	5	5	5
Risk-free interest rate	2.3%	3.0%	4.2%

The aggregate intrinsic values of options outstanding and exercisable at September 30, 2009 were $12.5 million and $4.0 million, respectively. The aggregate intrinsic value of unit options exercised during the year ended September 30, 2009 was $0.6 million. Aggregate intrinsic value represents the positive difference between the Company’s closing stock price on the last trading day of the fiscal period, which was $15.47 on September 30, 2009, and the exercise price multiplied by the number of options outstanding.

Inergy Holdings, L.P. Unit Purchase Plan

The Company’s general partner sponsors a common unit purchase plan for its employees and the employees of its affiliates. The common unit purchase plan permits participants to purchase common units in market transactions from the Company, the general partner or any other person at the end of each fiscal quarter. The Company has reserved 300,000 of its common units for purchase under the common unit purchase plan. As determined by the compensation committee, the general partner may match each participant’s cash base pay or salary deferrals by an amount up to 10% of such deferrals and have such amount applied toward the purchase of additional common units. The general partner has also agreed to pay the brokerage commissions, transfer taxes and other transaction fees associated with a participant’s purchase of the Company’s common units under the plan. The maximum amount that a participant may elect to have withheld from his or her salary or cash base pay with respect to common unit purchases in any calendar year may not exceed 10% of his or her base salary or wages for the year. The common units purchased on behalf of a participant under the common unit purchase plan generally are to be held by the participant for at least one year. To the extent a participant desires to sell or dispose of such common units prior to the end of this one-year holding period, the participant will be ineligible to participate in the common unit purchase plan again until the one-year anniversary of the date of such sale. The Company’s common unit purchase plan is intended to serve as a means for encouraging participants to invest in its common units. Common units purchased through the unit purchase plan for the fiscal years ended September 30, 2009, 2008 and 2007 were 16,515 units, 16,161 units and 8,001 units, respectively.

Inergy, L.P. Long Term Incentive Plan

Inergy’s managing general partner sponsors the Long Term Incentive Plan (“Inergy LTIP”) for its employees, consultants, and directors and the employees of its affiliates that perform services for Inergy. The Inergy LTIP currently permits the grant of awards covering an aggregate of 5,000,000 Inergy common units, which can be granted in the form of unit options, phantom units and/or restricted units. With the exception of 56,000 unit options (exercise prices from $1.92 to $5.34) granted to non-executive employees in exchange for option grants made by the predecessor in fiscal 1999, all of which have been grandfathered into the Inergy LTIP and are presented as grants in the table below, all units granted under the plan will vest in accordance with the Unit Option Agreements, which typically provide that unit options begin vesting five years from the anniversary date of the applicable grant date. Shares issued as a result of unit option exercises are newly issued shares.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Restricted Units

A restricted unit is a common unit that participates in distributions and vests over a period of time yet during such time is subject to forfeiture. The compensation committee may make grants of restricted units to employees, directors and consultants containing such terms as the compensation committee determines. The compensation committee will determine the period over which restricted units granted to participants will vest. The compensation committee, in its discretion, may base its determination upon the achievement of specified financial objectives or other events. In addition, the restricted units will vest upon a change in control of the managing general partner of Inergy. If a grantee’s employment, consulting arrangement or membership on the board of directors terminates for any reason, the grantee’s restricted units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise.

Inergy intends the restricted units to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive, and Inergy will receive no cash remuneration for the units.

Inergy granted 326,910, 60,064 and 69,520 restricted units during the years ended September 30, 2009, 2008 and 2007, respectively. The majority of the restricted units are 100% vested on the fifth anniversary of the grant date, subject to the provisions as outlined in the restricted unit award agreement. Some of these units are subject to the achievement of certain specified performance objectives and failure to meet the performance objectives will result in forfeiture and cancellation of the restricted units. Inergy recognizes expense on these units each quarter by multiplying the closing price of Inergy’s common units on the date of grant by the number of units granted, and expensing that amount over the vesting period.

A summary of Inergy’s weighted-average grant date fair value for restricted units for the year ended September 30, 2009, is as follows:

	Weighted-Average Grant Date Fair Value	Number of Units
Non-vested at October 1, 2008	$29.46	171,828
Granted during the period ended September 30, 2009	$19.45	326,910
Vested during the period ended September 30, 2009	$16.50	120,615
Forfeited during the period ended September 30, 2009	$29.27	1,707

Non-vested at September 30, 2009	$24.92	376,416

The weighted-average grant date fair value of restricted units granted during the year ended September 30, 2008, amounted to $28.71. No restricted units vested during the year ended September 30, 2008. The weighted-average grant date fair value of restricted units granted and vested during the year ended September 30, 2007, amounted to $32.16 and $26.62, respectively. The fair value of restricted units vested during the year ended September 30, 2009, was $2.0 million. The fair value of restricted units vested during the year ended September 30, 2007, was negligible.

The compensation expense recorded by Inergy related to these restricted stock awards was $1.6 million, $2.4 million and $0.4 million for the years ended September 30, 2009, 2008 and 2007, respectively.

Unit Options

Unit options issued under the Inergy LTIP have an exercise price equal to the fair market value of the units on the date of the grant. In general, unit options will expire after 10 years and are subject to vesting periods as outlined in the unit option agreement. In addition, most unit option grants made under the plan provide that the unit options will become exercisable upon a change of control of the managing general partner or Inergy.

A summary of Inergy’s unit option activity for the years ended September 30, 2009, 2008, and 2007, is as follows:

	Range of Exercise Prices	Weighted- Average Exercise Price	Number of Units
Outstanding at September 30, 2006	$8.19-$31.32	$16.37	711,964
Granted	—	—	—
Exercised	$8.19-$27.14	$11.89	325,464
Canceled	$13.75-$20.13	$19.54	56,000

Outstanding at September 30, 2007	$13.75-$31.32	$20.25	330,500
Granted	—	—	—
Exercised	$13.75-$16.90	$15.34	89,135
Canceled	$26.51-$27.14	$26.87	3,500

Outstanding at September 30, 2008	$14.72-$31.32	$21.99	237,865
Granted	—	$—	—
Exercised	$14.72-$16.90	$15.46	50,965
Canceled	$27.14-$31.31	$28.81	5,000

Outstanding at September 30, 2009	$14.95-$31.32	$23.63	181,900

Exercisable at September 30, 2009	$14.95-$31.32	$20.36	110,900

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Information regarding options outstanding and exercisable as of September 30, 2009 is as follows:

	Outstanding			Exercisable
Range of Exercise Prices	Options Outstanding	Weighted- Average Remaining Contracted Life (years)	Weighted- Average Exercise Price	Options Exercisable	Weighted- Average Exercise Price
$14.95 - $15.66	23,500	2.9	$14.95	23,500	$14.95
$15.67 - $18.79	22,400	3.4	15.70	22,400	15.70
$18.80 - $21.92	25,000	4.0	20.96	25,000	20.96
$21.93 - $25.06	30,000	4.5	23.94	30,000	23.94
$25.07 - $28.19	23,500	5.3	26.94	—	—
$28.20 - $31.20	37,500	5.9	29.17	—	—
$31.21 - $31.32	20,000	5.7	31.32	10,000	31.32

	181,900	4.6	$23.63	110,900	$20.36

The weighted-average remaining contract lives for options outstanding and exercisable at September 30, 2009 were approximately five years and four years, respectively. The fair value of each option grant was estimated as of the grant date using the Black-Scholes option pricing model using the assumptions outlined in the table below. Expected volatility was based on a combination of historical and implied volatilities of Inergy’s stock over a period at least as long as the options’ expected term. The expected life represents the period of time that the options granted are expected to be outstanding. The risk-free rate is based on the applicable U.S. Treasury yield curve in effect at the time of the grant of the share options.

	2009	2008	2007
Weighted average fair value of options granted	—	—	—
Expected volatility	0.336	0.204	0.231
Distribution yield	8.9%	11.6%	7.4%
Expected life of option in years	5	5	5
Risk-free interest rate	2.3%	3.0%	4.2%

The aggregate intrinsic values of options outstanding and exercisable at September 30, 2009 were $1.2 million and $1.1 million, respectively. The aggregate intrinsic value of unit options exercised during the year ended September 30, 2009 was $0.5 million. Aggregate intrinsic value represents the positive difference between Inergy’s closing stock price on the last trading day of the fiscal period, which was $29.78 on September 30, 2009, and the exercise price multiplied by the number of options outstanding.

As of September 30, 2009, there was $16.4 million of total unrecognized compensation cost related to unvested share-based compensation awards granted to employees under the restricted stock and unit option plans, including approximately $9.3 million related to Holdings unvested share-based compensation awards. That cost is expected to be recognized over a five-year period.

Inergy, L.P. Unit Purchase Plan

Inergy’s managing general partner sponsors a unit purchase plan for its employees and the employees of its affiliates. The unit purchase plan permits participants to purchase common units in market transactions from Inergy, the general partners or any other person. All purchases made have been in market transactions, although the plan allows Inergy to issue additional units. Inergy has reserved 100,000 units for purchase under the unit purchase plan. As determined by the compensation committee, the managing general partner may match each participant’s cash base pay or salary deferrals by an amount up to 10% of such deferrals and have such amount applied toward the purchase of additional units. The managing general partner has also agreed to pay the brokerage commissions, transfer taxes and other transaction fees associated with a participant’s purchase of common units. The maximum amount that a participant may elect to have withheld from his or her salary or cash base pay with respect to unit purchases in any calendar year may not exceed 10% of his or her base salary or wages for the year. Units purchased on behalf of a participant under the unit purchase plan generally are to be held by the participant for at least one year. To the extent a participant desires to sell or dispose of such units prior to the end of this one year holding period, the participant will be ineligible to participate in the unit purchase plan again until the one year anniversary of the date of such sale. The unit purchase plan is intended to serve as a means for encouraging participants to invest in common units. Units purchased through the unit purchase plan by Inergy and its employees for the fiscal years ended September 30, 2009, 2008, and 2007 were 11,298 units, 11,670 units, and 8,681 units, respectively.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Note 12. Employee Benefit Plans

A 401(k) plan is available to all of Inergy’s employees after meeting certain requirements. The plan permits employees to make contributions up to 75% of their salary, up to statutory limits, which was $16,500 in 2009. The plan provides for matching contributions by Inergy for employees completing one year of service of at least 1,000 hours. Aggregate matching contributions made by Inergy were $2.1 million in fiscal 2009 and 2008, and $1.9 million in fiscal 2007.

Of Inergy’s 2,910 employees, 8% are subject to collective bargaining agreements. For the years ended September 30, 2009, 2008 and 2007, Inergy made contributions on behalf of its union employees to union sponsored defined benefit plans of $2.9 million, $2.7 million and $2.6 million, respectively.

Note 13. Commitments and Contingencies

Inergy periodically enters into agreements with suppliers to purchase fixed quantities of propane, distillates, natural gas and liquids at fixed prices. At September 30, 2009, the total of these firm purchase commitments was $225.3 million of which $220.1 million will occur over the course of the next twelve months with the balance of $5.2 million occurring over the following twelve months. Inergy also enters into non-binding agreements with suppliers to purchase quantities of propane, distillates, natural gas and liquids at variable prices at future dates at the then prevailing market prices.

Inergy has entered into certain purchase commitments in connection with the identified growth projects related to the Thomas Corners and Finger Lakes midstream assets. At September 30, 2009, the total of these firm purchase commitments was $10.4 million and the purchases associated with these commitments will occur over the course of the next twelve months.

Inergy is periodically involved in litigation proceedings. The results of litigation proceedings cannot be predicted with certainty; however, management believes that Inergy does not have material potential liability in connection with these proceedings that would have a significant financial impact on its consolidated financial condition, results of operations or cash flows.

Inergy utilizes third-party insurance subject to varying retention levels of self-insurance, which management considers prudent. Such self-insurance relates to losses and liabilities primarily associated with medical claims, workers’ compensation claims and general, product, vehicle and environmental liability. Losses are accrued based upon management’s estimates of the aggregate liability for claims incurred using certain assumptions followed in the insurance industry and based on past experience. The primary assumption utilized is actuarially determined loss development factors. The loss development factors are based primarily on historical data. Inergy’s self insurance reserves could be affected if future claims development differs from the historical trends. Inergy believes changes in health care costs, trends in health care claims of its employee base, accident frequency and severity and other factors could materially affect the estimate for these liabilities. Inergy continually monitors changes in employee demographics, incident and claim type and evaluates its insurance accruals and adjusts its accruals based on its evaluation of these qualitative data points. At September 30, 2009 and 2008, Inergy’s self-insurance reserves were $19.3 million and $17.4 million, respectively.

Note 14. Related Party Transactions

On occasion, Holdings reimburses Inergy for expenses paid on Holdings’ behalf. The expenses that are reimbursed predominantly include insurance and professional fees. These expenses for the years ended September 30, 2009, 2008 and 2007, amounted to $0.5 million, $0.2 million and $0.4 million, respectively. At September 30, 2009 and 2008, Inergy had $0.1 million and $0.2 million, respectively, due from Holdings.

During fiscal 2009, Holdings received $48.1 million in distributions from Inergy related to its 0.8% general partner interest and incentive distribution rights and $12.3 million related to its 7.8% limited partner interest.

Note 15. Segments

The Company’s financial statements reflect two operating and reportable segments: propane operations and midstream operations. The Company’s propane operations include propane sales to end users, the sale of propane-related appliances and service work for propane-related equipment, the sale of distillate products and wholesale distribution of propane and marketing and price risk management services to other users, retailers and resellers of propane. The Company’s midstream operations include storage of natural gas for third parties, fractionation of natural gas liquids, processing of natural gas, distribution of natural gas liquids and the production and sale of salt. Results of operations for acquisitions that occurred during the year ended September 30, 2009, are included in the propane segment.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

The identifiable assets associated with each reportable segment include accounts receivable and inventories. Goodwill, property, plant and equipment and expenditures for property, plant and equipment are also presented for each segment. The net asset/liability from price risk management, as reported in the accompanying consolidated balance sheets, is primarily related to the propane segment.

Revenues, gross profit, identifiable assets, goodwill, property, plant and equipment and expenditures for property, plant and equipment for each of the Company’s reportable segments are presented below (in millions):

	Year Ended September 30, 2009
	Propane Operations	Midstream Operations	Intersegment Operations	Corporate Assets	Total
Retail propane revenues	$736.7	$—	$—	$—	$736.7
Wholesale propane revenues	368.2	19.7	(0.2)	—	387.7
Storage, fractionation and other midstream revenues	—	220.8	(0.7)	—	220.1
Transportation revenues	16.8	16.9	—	—	33.7
Propane-related appliance sales revenues	21.4	—	—	—	21.4
Retail service revenues	17.8	—	—	—	17.8
Rental service and other revenues	27.5	—	—	—	27.5
Distillate revenues	125.7	—	—	—	125.7
Gross profit	471.0	103.4	(0.7)	—	573.7
Identifiable assets	139.6	51.6	—	—	191.2
Goodwill	277.9	96.4	—	20.2	394.5
Property, plant and equipment	697.0	847.1	—	11.1	1,555.2
Expenditures for property, plant and equipment	14.0	203.7	—	0.9	218.6

	Year Ended September 30, 2008
	Propane Operations	Midstream Operations	Intersegment Operations	Corporate Assets	Total
Retail propane revenues	$840.7	$—	$—	$—	$840.7
Wholesale propane revenues	509.1	37.0	—	—	546.1
Storage, fractionation and other midstream revenues	—	252.3	(0.5)	—	251.8
Transportation revenues	16.4	17.3	—	—	33.7
Propane-related appliance sales revenues	22.2	—	—	—	22.2
Retail service revenues	17.6	—	—	—	17.6
Rental service and other revenues	27.7	—	—	—	27.7
Distillate revenues	139.1	—	—	—	139.1
Gross profit	409.8	92.9	(0.5)	—	502.2
Identifiable assets	193.0	46.3	—	—	239.3
Goodwill	275.9	167.1	—	20.2	463.2
Property, plant and equipment	689.3	575.5	—	10.2	1,275.0
Expenditures for property, plant and equipment	13.8	196.2	—	1.5	211.5

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

	Year Ended September 30, 2007
	Propane Operations	Midstream Operations	Intersegment Operations	Corporate Assets	Total
Retail propane revenues	$733.2	$—	$—	$—	$733.2
Wholesale propane revenues	393.8	23.4	—	—	417.2
Storage, fractionation and other midstream revenues	—	152.7	(0.5)	—	152.2
Transportation revenues	12.3	11.7	—	—	24.0
Propane-related appliance sales revenues	23.0	—	—	—	23.0
Retail service revenues	16.7	—	—	—	16.7
Rental service and other revenues	24.7	—	—	—	24.7
Distillate revenues	92.1	—	—	—	92.1
Gross profit	398.8	58.7	(0.5)	—	457.0
Identifiable assets	187.7	27.5	—	—	215.2
Goodwill	261.5	85.7	—	18.1	365.3
Property, plant and equipment	672.4	319.1	—	8.8	1,000.3
Expenditures for property, plant and equipment	13.9	86.5	—	1.0	101.4

Note 16. Quarterly Financial Data (Unaudited)

Inergy’s business is seasonal due to weather conditions in its service areas. Propane sales to residential and commercial customers are affected by winter heating season requirements, which generally results in higher operating revenues and net income during the period from October through March of each year and lower operating revenues and either net losses or lower net income during the period from April through September of each year. Sales to industrial and agricultural customers are much less weather sensitive. Summarized unaudited quarterly financial data is presented below (in millions, except per unit information):

	Quarter Ended
	December 31	March 31	June 30	September 30
Fiscal 2009
Revenues	$534.0	$570.1	$235.0	$231.5
Gross profit	174.3	212.1	97.3	90.0
Operating income (loss)	74.3	109.5	3.2	(14.8)
Net income attributable to partners	14.4	20.8	9.4	12.5
Net income per limited partner unit: (a)
Basic	$0.24	$0.34	$0.16	$0.21
Diluted	$0.24	$0.34	$0.15	$0.20

Fiscal 2008
Revenues	$514.6	$648.2	$375.2	$340.9
Gross profit	137.2	188.6	88.7	87.7
Operating income (loss)	52.1	96.9	(5.2)	(17.7)
Net income attributable to partners	10.2	15.0	5.6	4.7
Net income per limited partner unit:
Basic	$0.17	$0.25	$0.09	$0.08
Diluted	$0.17	$0.24	$0.09	$0.08

(a)	The accumulation of basic and diluted net income per limited partner unit does not total the amount for the fiscal year due to changes in ownership percentages throughout the year.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

Note 17. Issuance of Subsidiary Units

On March 23, 2006, Inergy’s shelf registration statement (File No. 333-132287) was declared effective by the Securities and Exchange Commission for the periodic sale by Inergy of up to $1.0 billion of common units, partnership securities and debt securities, or any combination thereof. Pursuant to the shelf registration statement, Inergy is permitted to issue these securities from time to time for general business purposes, including debt repayment, future acquisitions, capital expenditures and working capital, or for other potential uses identified in a prospectus supplement.

On September 10, 2009, Inergy’s new shelf registration statement (File No. 333-158066) was declared effective by the Securities and Exchange Commission for the periodic sale by Inergy of up to $1.0 billion of common units, partnership securities and debt securities, or any combination thereof.

In June 2006, Inergy issued 4,312,500 common units, under the shelf registration statement, in a public offering, which included 562,500 common units issued as result of the underwriters exercising their over-allotment provision. The issuance of these common units resulted in net proceeds of $102.7 million, after deducting underwriters’ discounts, commissions and other offering expenses. These proceeds were partially used to repay indebtedness under Inergy’s Credit Agreement with the remainder used to fund capital expenditures made in connection with internal growth projects related to Inergy’s midstream assets.

In February 2007, Inergy issued 3,450,000 common units, under the shelf registration statement, which included 450,000 common units issued as a result of the underwriters exercising their over-allotment provision. The issuance of these common units resulted in net proceeds of $104.5 million, after deducting underwriters’ discounts, commissions and other offering expenses. The net proceeds from this offering were used to repay indebtedness under Inergy’s Credit Agreement.

In August 2008, Inergy issued 809,389 common units in conjunction with the acquisition of US Salt, and in October 2008, Inergy issued 309,194 common units to Blu-Gas in a private placement as a portion of the purchase price.

In March 2009, Inergy issued 4,000,000 common units, under the shelf registration statement, and in April 2009, the underwriters exercised their option to purchase 418,000 additional Inergy common units. Net proceeds from the aforementioned issuances amounted to $94.3 million.

In August 2009, Inergy issued 3,500,000 common units, under the shelf registration statement, and in September 2009, the underwriters exercised their option to purchase 525,000 additional Inergy common units. Net proceeds from the aforementioned issuances amounted to $106.9 million.

Note 18. Distributions from Inergy, L.P.

Quarterly Distributions of Available Cash

Inergy is expected to make quarterly cash distributions of all of its Available Cash, generally defined as income (loss) before income taxes plus depreciation and amortization, less maintenance capital expenditures and net changes in reserves established by the General Partner for future requirements. These reserves are retained to provide for the proper conduct of Inergy’s business, or to provide funds for distributions with respect to any one or more of the next four fiscal quarters.

Distributions by Inergy in an amount equal to 100% of its Available Cash will generally be made 99% to the common and subordinated unitholders and 1% to the General Partner, subject to the payment of incentive distributions to the holders of Incentive Distribution Rights to the extent that certain target levels of cash distributions are achieved. To the extent there is sufficient Available Cash, the holders of common units had the right to receive the Minimum Quarterly Distribution ($0.30 per Unit), plus any arrearages, prior to any distribution of Available Cash to the holders of subordinated units.

Inergy is expected to make distributions of its Available Cash within 45 days after the end of each fiscal quarter ending December, March, June and September to holders of record on the applicable record date. Inergy made distributions to unitholders, including the non-managing general partner, totaling $187.2 million, $158.9 million, and $136.8 million for the years ended September 30, 2009, 2008 and 2007, respectively.

The Company owns all of the “incentive distribution rights” provided for in Inergy L.P.’s partnership agreement, which entitles it to receive increasing percentages, up to 48%, of any cash distributed by Inergy in excess of $0.33 per unit in any quarter. In addition, at September 30, 2009, the Company and its subsidiaries own 4,706,689 common units, which approximates a 7.8% limited partner interest.

Note 19. Subsequent Events

The Company has identified subsequent events requiring disclosure through November 30, 2009, the date of the filing of this Form 10-K.

Inergy Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements – (continued)

On November 13, 2009 a quarterly distribution of $0.283 per limited partner unit was paid to unitholders of record on November 6, 2009 with respect to the fourth fiscal quarter of 2009, which totaled $17.2 million.

On November 24, 2009, Inergy entered into a secured credit facility which provides borrowing capacity of up to $525 million in the form of a $450 million general partnership credit facility and a $75 million working capital credit facility. This facility replaces Inergy’s former senior credit facility due 2010. This new facility will mature on November 22, 2013. Borrowings under this new facility are available for working capital needs, future acquisitions, capital expenditures and other general partnership purposes, including the refinancing of existing indebtedness under the former credit facility.

The new secured credit facility contains various affirmative and negative covenants and default provisions, as well as requirements with respect to the maintenance of specified financial ratios and limitations on making investments, permitting liens and entering into other debt obligations. All borrowings under the facility bear interest, at Inergy’s option, subject to certain limitations, at a rate equal to the following:

•

the Alternate Base Rate, which is defined as the higher of i) the federal funds rate plus 0.50%; ii) JP Morgan’s prime rate; or iii) the Adjusted LIBO Rate plus 1%; plus a margin varying from 1.50% to 2.75%; or

•	the Adjusted LIBO Rate, which is defined as the LIBO Rate plus a margin varying from 2.50% to 3.75%.

Certain counterparties have elected to call their respective interest rate swap positions. The aggregate notional amount associated with these swaps amounts to $125 million. These swaps will be called in December 2009 and the Company is currently evaluating its options to manage its interest rate risk.

On August 9, 2010, Inergy and Holdings entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement and the other transactions contemplated thereby, (a) the incentive distribution rights in Inergy owned by Holdings will be transformed into Inergy common units, (b) Holdings will contribute to Inergy all of Holdings’ ownership interests in two of its wholly owned subsidiaries (including Inergy’s non-managing general partner) in exchange for Inergy common units (the “Holdings Subsidiary Contribution”), and concurrent with the Holdings Subsidiary Contribution, Inergy common units owned by such entities will be converted into Class A Units, and (c) a wholly owned subsidiary of Holdings’ general partner will merge with and into Holdings, with Holdings surviving (the “Merger”), such that following the Merger, the public ownership of Holdings will cease to exist and Holdings GP will remain as the sole general partner of Holdings. Subject to the terms and conditions of the Merger Agreement, which was unanimously approved by the boards of directors of Inergy GP and the general partner of Holdings, if the merger is completed, each outstanding Holdings common unit held by public unitholders will be converted into the right to receive 0.770 Inergy common units.